Filed Pursuant to Rule 424(b)(5)
Registration No. 333-144945

Prospectus Supplement to Prospectus dated September 14, 2009

GE Capital Credit Card Master Note Trust
Issuing Entity

RFS Holding, L.L.C. Depositor	GE Money Bank Sponsor

Series 2009-3 Asset Backed Notes(1)

Class A Notes
Principal amount	$750,000,000
Interest rate	2.54% per year
Interest payment dates	monthly on the 15th, beginning October 15, 2009
Expected principal payment date	September 2011 payment date
Final maturity date	September 2014 payment date
Price to public	$749,948,550 (or 99.99314%)
Underwriting discount	$1,500,000 (or 0.20000%)
Proceeds to issuing entity	$748,448,550 (or 99.79314%)

(1)
The issuing entity is also issuing Class B notes in the amount of $120,000,000 and Class C notes in the amount of $82,500,000. The Class B notes and the Class C notes are not offered by this prospectus supplement and the accompanying prospectus and will initially be purchased by an affiliate of the depositor.

        The Class A notes benefit from credit enhancement in the form of subordination of the Class B notes and Class C notes and a specified amount of excess collateral.

        The notes will be paid from the issuing entity's assets consisting primarily of receivables in a portfolio of private label and co-branded revolving credit card accounts owned by GE Money Bank.

        We expect to issue your series of notes in book-entry form on or about September 21, 2009.

        You should consider carefully the risk factors beginning on page S-12 in this prospectus supplement and page 1 in the prospectus.

        A note is not a deposit and neither the notes nor the underlying accounts or receivables are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are obligations of GE Capital Credit Card Master Note Trust only and are not obligations of RFS Holding, L.L.C., GE Money Bank, General Electric Capital Corporation, their respective affiliates or any other person. This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved these notes or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Underwriter of the Class A notes

BofA Merrill Lynch

September 14, 2009

i

Important Notice about Information Presented in this

Prospectus Supplement and the Accompanying Prospectus

We (RFS Holding, L.L.C.) provide information to you about the notes in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to your series of notes, and (b) this prospectus supplement, which describes the specific terms of your series of notes.

Whenever the information in this prospectus supplement is more specific than the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted.

We include cross references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find further related discussions. The preceding Table of Contents and the Table of Contents in the accompanying prospectus provide the pages on which these captions are located.

ii

Summary of Terms

Issuing Entity:	GE Capital Credit Card Master Note Trust

Depositor:	RFS Holding, L.L.C.

Sponsor and Sub-servicer:	GE Money Bank

Servicer and Administrator:	General Electric Capital Corporation

Indenture Trustee:	Deutsche Bank Trust Company Americas

Owner Trustee:	BNY Mellon Trust of Delaware

Expected Closing Date:	September 21, 2009

Commencement of Accumulation Period
(subject to adjustment):	March 22, 2011

Expected Principal Payment Date:	September 2011 payment date

Final Maturity Date:	September 2014 payment date

Clearance and Settlement:	DTC/Clearstream/Euroclear

Denominations:	Minimum $100,000, and in integral multiples of $1,000

Servicing Fee Rate:	2% per year

Initial Collateral Amount:	$1,000,000,000

Primary Assets of the Issuing Entity:	Receivables generated by a portfolio of private label and co-branded revolving credit card accounts owned by GE Money Bank

Offered Notes:

The Class A notes are offered by this prospectus supplement and the accompanying prospectus. The Class B notes and Class C notes will be purchased by an affiliate of the depositor and are not offered hereby.

Series 2009-3

Class	Amount	% of Initial Collateral Amount
Class A notes	$750,000,000	75.00%
Class B notes(1)	$120,000,000	12.00%
Class C notes(1)	$82,500,000	8.25%
Excess collateral amount	$47,500,000	4.75%
Initial collateral amount	$1,000,000,000	100.00%

(1)   The Class B notes and Class C notes are not offered hereby.

Offered Notes

Class A
Principal Amount:	$750,000,000

Anticipated Ratings:(1) (Moody’s/Fitch)	Aaa/AAA

Credit Enhancement:	subordination of Class B and Class C and excess collateral amount

Interest Rate:	2.54% per year

Interest Accrual Method:	30/360

Interest Payment Dates:	monthly (15th), beginning October 15, 2009

ERISA Eligibility:	Yes, subject to important considerations described under “ERISA Considerations” in the accompanying prospectus.

Debt for United States Federal Income Tax Purposes:	Yes, subject to important considerations described under “Federal Income Tax Consequences” in the accompanying prospectus.

(1)

It is a condition to issuance that one of these ratings be obtained. Ratings on the notes are expected to be monitored by the rating agency or agencies that are rating the notes while the notes are outstanding.

Structural Summary

This summary is a simplified presentation of the major structural components of Series 2009-3. It does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire document and the accompanying prospectus before you purchase any notes.

Issuing Entity

The notes will be issued by GE Capital Credit Card Master Note Trust, a Delaware statutory trust, which is referred to in this prospectus supplement as the issuing entity or the trust. The notes will be issued under an indenture supplement to an indenture, each between the trust and the indenture trustee. The trust’s principal offices are at the following address: c/o General Electric Capital Corporation, as administrator, 901 Main Avenue, Norwalk, CT 06851-1168. The trust’s phone number is (203) 750-3422.

The indenture trustee is Deutsche Bank Trust Company Americas.

Collateral for the Notes

The notes are secured by a pool of receivables that arise under certain of GE Money Bank’s private label and co-branded revolving credit card accounts. We refer to the receivables securing the notes as the transferred receivables, and we refer to the accounts that have been designated as trust accounts as the trust portfolio.

The following information regarding the trust portfolio is as of June 21, 2009:

•                  total transferred receivables: $17,666,053,051

•                  principal receivables: $17,219,993,530

•                  finance charge receivables: $446,059,521

•                  total number of accounts designated to the trust portfolio: 42,626,569

As of June 30, 2009 for each of the retailers included in the trust portfolio:

•                  The accounts designated for the trust portfolio had an average total receivable balance of approximately $413 and an average credit limit of approximately $2,300.

•                  The percentage of the aggregate total receivable balance to the aggregate total credit limit was 17.9%.

•                  The average age of the accounts was approximately 94 months.

Addition of Assets to the Trust

When an account has been designated as a trust account, GE Money Bank continues to own the account, but we buy all receivables existing at the time of designation or created later and transfer them to the trust. GE Money Bank has the option to designate additional accounts, which must meet the criteria for eligible accounts described under “The Trust Portfolio—Representations and Warranties of the Depositor” in the accompanying prospectus, as trust accounts from time to time. If the volume of additional accounts designated exceeds specified periodic limitations, then additional new accounts can only be designated if the rating agency condition is satisfied. Satisfaction of the rating agency condition is also required if GE Money Bank wishes to designate any accounts that it acquired from third-party financial institutions or accounts in a new retailer program. See

“The Trust Portfolio—Additions of Trust Assets” in the accompanying prospectus for a more detailed description of the limitations on our ability to designate additional accounts. In addition, GE Money Bank is required to designate additional accounts as trust accounts if the amount of principal receivables held by the trust falls below a specified minimum, as more fully described in “The Trust Portfolio—Addition of Trust Assets” in the accompanying prospectus.

Removal of Assets from the Trust

Optional Removals

We have the right to remove accounts from the list of designated accounts and to repurchase the related receivables from the trust in two circumstances. First, when the trust holds excess receivables, we may remove accounts and repurchase the related receivables on a random basis, subject to the satisfaction of the rating agency condition. Second, some retailers have the right to purchase or to designate a third party to purchase receivables relating to their credit card program if the program is terminated. If a retailer exercises this right, we will remove and repurchase the related accounts and receivables and are not required to satisfy the rating agency condition. The conditions that must be satisfied when we remove accounts from the list of designated accounts are more fully described under “The Trust Portfolio—Removal of Accounts” in the accompanying prospectus.

Required Removals

We are required to repurchase receivables from the trust if it is discovered that they did not satisfy eligibility requirements in some material respect at the time that we transferred them to the trust, and the ineligibility results in a charge-off or an impairment of the trust’s rights in the transferred receivables or their proceeds. Similarly, the servicer is required to purchase receivables from the trust if the servicer fails to satisfy any of its obligations in connection with the transferred receivables or trust accounts, and the failure results in a material impairment of the transferred receivables or subjects their proceeds to a conflicting lien. These repurchase and purchase obligations are subject to cure periods and are more fully described in “The Trust Portfolio—Representations and Warranties of the Depositor” and “The Servicers—Servicer’s Representations, Warranties and Covenants” in the accompanying prospectus.

Other Series of Notes

The trust has issued other series of notes and may issue additional series of notes from time to time in the future. A summary of the series of notes expected to be outstanding as of the closing date is in “Annex I: Other Series of Notes Issued and Outstanding,” which is included at the end of this prospectus supplement and is incorporated into this prospectus supplement. Neither you nor any other noteholder will have the right to receive notice of, or consent to, the issuance of future series of notes.

On April 28, 2009, S&P announced that it placed the ratings of the Series 2005-1 notes, the Series 2005-3 notes, the Series 2007-1 notes, the Series 2007-2 notes, the Series 2007-3 notes and the Series 2007-4 notes issued by the trust on CreditWatch with negative implications. On June 22, 2009, the trust increased the required excess collateral amounts for the Series 2007-2 notes and the Series 2007-4 notes. S&P announced on June 30, 2009, that as a result of the increased enhancement, the Series 2007-2 notes and the Series 2007-4 notes were being removed from CreditWatch.   On August 28, 2009, S&P announced that the Series 2005-1 notes and Series 2007-1 notes were being removed from CreditWatch.  The Series 2005-3 notes, and the Series 2007-3 notes remain on CreditWatch.   The trust entered into supplemental indentures dated September 10, 2009 that will increase the required excess collateral amounts for the Series 2005-3 notes and the Series 2007-3 notes effective as of September 22, 2009 in an amount that we believe will be sufficient to address the concerns giving rise to the S&P ratings actions.  None of us, GE Money Bank, General Electric Capital Corporation or our affiliates have any obligation to provide additional credit enhancement, now or at any time in the future, or to restore the original rating of any notes with respect to which a rating may be changed or withdrawn in the future.

No new series of notes may be issued unless the conditions described in “Description of the Notes—New Issuances of Notes” in the accompanying prospectus are satisfied, including:

•                  the rating agency condition is satisfied;

•                  we certify, based on facts known to the certifying officer, that the new issuance will not cause an early amortization event or an event of default or materially or adversely affect the amount or timing of distributions to be made to any class of noteholders;

•                  after giving effect to the new issuance, the free equity amount would not be less than the minimum free equity amount and the amount of principal receivables held by the trust and the principal amount of any participation interests held by the trust, together with any amount on deposit in the excess funding account, would at least equal the required minimum amount for the trust; and

•                  an opinion with respect to certain tax matters is delivered.

Equity Amount

We refer to the excess of the sum of the total amount of principal receivables and the principal amount of any participation interests held by the trust, plus any balance in the excess funding account and the amount of principal collections on deposit in other trust accounts over the aggregate outstanding principal amount of all of the trust’s notes as the equity amount. To provide support for your notes, we are required to maintain an equity amount in the trust of not less than the excess collateral amount for your notes. The excess collateral amount for your series provides credit enhancement by absorbing losses and uncovered dilution on the transferred receivables allocated to your series to the extent not covered by finance charge collections available to your series.

The equity amount at any time may exceed the excess collateral amount for your series and any excess collateral amounts required to be maintained for other series of notes. We refer to this excess amount, if any, as the free equity amount. We are required to maintain a minimum free equity amount equal to at least 4% of the aggregate principal receivables securing the notes unless the servicer’s long term unsecured debt is rated Aa2 or lower by Moody’s or AA or lower by S&P, in which case we are required to maintain a minimum free equity amount of at least 7% of the aggregate principal receivables securing the notes. The servicer’s long term unsecured debt is currently rated Aa2 by Moody’s, so we are currently required to maintain a minimum free equity amount of at least 7% of the aggregate principal receivables securing the notes.

The excess collateral amount for your series and a portion of the free equity amount also enhance the likelihood of timely payment of principal on your notes through cash flow subordination because of two features of your series.

•                  The first feature is that the numerator for your series’ allocation percentage for principal collections includes the excess collateral amount. This results in the share of principal collections corresponding to the excess collateral amount being available for required principal payments on the notes or deposits to the principal accumulation account before any such collections are applied to reduce the excess collateral amount.

•                  The second feature is that the numerator for your series’ allocation percentage for principal collections does not reduce as principal payments are made to your series or collections are accumulated to repay your notes. Since the collateral amount for your series does reduce as a result of principal payments and principal accumulation, effectively a portion of your principal allocation during an accumulation or amortization period comes from principal collections corresponding to the free equity amount.

Allocations of Collections and Losses

Your notes represent the right to receive principal and interest, which is secured in part by the right to payments from a portion of the collections on the transferred receivables. The servicer, on behalf of the trust, will allocate to the collateral amount for your series a portion of defaulted principal receivables and will also allocate a portion of the dilution on the transferred receivables to the collateral amount for your series if the dilution is not offset by the free equity amount and we fail to comply with our obligation to reimburse the trust for the dilution. Dilution means any reduction to the principal balances of the transferred receivables because of merchandise returns or any other reason except losses or payments.

The portion of collections and defaulted principal receivables allocated to the collateral amount for your series will be based mainly upon the ratio of the collateral amount for your series to the aggregate amount of principal receivables securing the notes. The way this ratio is calculated for purposes of allocating principal collections will vary during each of three periods that will or may apply to your notes:

•                  The revolving period, which will begin on the closing date and end when either of the other two periods begins.

•                  The controlled accumulation period, which is scheduled to begin on March 22, 2011, but which may begin earlier or later, and end when the notes have been paid in full. However, if an early amortization event occurs before the controlled accumulation period begins, there will be no controlled accumulation period and an early amortization period will begin. If an early amortization event occurs during the controlled accumulation period, the controlled accumulation period will end, and an early amortization period will begin.

•                  The early amortization period, which will only occur if one or more adverse events, known as early amortization events, occurs.

For most purposes, the collateral amount used in determining these ratios will be reset no less frequently than at the end of each monthly period. References in this prospectus supplement to the monthly period related to any payment date refer to the period beginning on the 22nd day of the second preceding calendar month and ending on the 21st day of the immediately preceding calendar month. The first monthly period for your series will begin on the closing date and end on September 21, 2009. However, for allocations of principal collections during the controlled accumulation period or the early amortization period, the collateral amount as of the end of the revolving period will be used.

The initial collateral amount for your series will equal $1,000,000,000, which is the sum of the initial outstanding principal amount of the Series 2009-3 notes plus an initial excess collateral amount of $47,500,000. The collateral amount will thereafter be reduced by:

•                  principal collections to the extent applied to make principal payments on the notes (other than principal payments made from funds on deposit in the spread account) or to fund the principal accumulation account;

•                  reductions in the excess collateral amount that result from reductions in the required excess collateral amount;

•                  the amount of any principal collections to the extent reallocated to cover interest, payments to the indenture trustee, the owner trustee and the administrator for the trust and monthly servicing fee payments for your series; and

•                  your series’ share of defaults and uncovered dilution to the extent not funded from finance charge collections and investment earnings allocated to your series.

Any reduction in the collateral amount because of reallocated principal collections, defaults or uncovered dilution will be reimbursed to the extent that your series has finance charge collections and other amounts treated as finance charge collections available for this purpose in future periods.

As described under “—Credit Enhancement—Subordination” below in this summary and in “Description of Series Provisions—Subordination,” the excess collateral amount provides credit enhancement by absorbing reductions in the collateral amount because of reallocated principal collections, defaults and uncovered dilution. If the total amount of these types of reductions exceeds the sum of the excess collateral amount and the principal amounts of the Class C and Class B notes, then the Class A notes may not be repaid in full.

Application of Finance Charge Collections

The trust will apply your series’ share of collections of finance charge receivables, recoveries and investment earnings each month in the following order of priority:

•                  to pay, pro rata, the following amounts allocated to your series: accrued and unpaid fees and other amounts owed to the indenture trustee up to a maximum amount of $25,000 for each calendar year, the accrued and unpaid fees and other amounts owed to the owner trustee up to a maximum amount of $25,000 for each calendar year and the accrued and unpaid fees and other amounts owed to the administrator for the trust up to a maximum amount of $25,000 for each calendar year;

•                  to pay the servicing fee for your series (to the extent not directly paid by the trust to the servicer during the month);

•                  to pay interest on the Class A notes;

•                  to pay interest on the Class B notes;

•                  to pay interest on the Class C notes;

•                  to cover your series’ share of defaults and uncovered dilution;

•                  to increase the collateral amount to the extent of reductions in your series’ collateral amount resulting from defaults and uncovered dilution allocated to your series and from reallocated principal collections, in each case that have not been previously reimbursed;

•                  to fund, in limited circumstances, a reserve account to cover interest payment shortfalls for the Series 2009-3 notes during the controlled accumulation period;

•                  to make a deposit, if needed, to the spread account for the Class C notes up to the required spread account amount;

•                  without duplication of the amount specified in the sixth bullet point above in respect of uncovered dilution, to cover your series’ share of the excess, if any, of the minimum free equity amount over the free equity amount, which will be calculated as described under “Description of Series Provisions—Application of Finance Charge Collections”;

•                  unless an early amortization event has occurred, to pay, pro rata, remaining amounts owed to the indenture trustee, the owner trustee and the administrator for the trust that are allocated to your series;

•                  to other series that share excess finance charge collections with Series 2009-3;

•                  if an early amortization event has occurred, first, to make principal payments on the Class A notes, the Class B notes and the Class C notes, in that order of priority, and second, to pay, pro rata, remaining amounts owed to the indenture trustee, the owner trustee and the administrator for the trust that are allocated to your series; and

•                  to us.

Collections of finance charge receivables, recoveries, investment earnings and certain other amounts that are initially allocated to another series will be used to cover any shortfalls to the extent those amounts are not needed by those other series and the excess funds are allocated to your series as described in “Description of the Notes—Shared Excess Finance Charge Collections” in the accompanying prospectus.

Application of Principal Collections

The trust will apply your series’ share of collections of principal receivables each month as follows:

Revolving Period

During the revolving period, no principal will be paid to, or accumulated for, your series.

Controlled Accumulation Period

During the controlled accumulation period, your series’ share of principal collections will be deposited in a principal accumulation account, up to a specified deposit amount on each payment date. Unless an early amortization event occurs, amounts on deposit in that account will be paid on the expected principal payment date first to the Class A noteholders, then to the Class B noteholders and then to the Class C noteholders, in each case until the specified class of notes is paid in full or the amounts available are depleted.

Early Amortization Period

An early amortization period for your series will start if an early amortization event occurs. The early amortization events for your series are described below in this summary and under “Description of Series Provisions—Early Amortization Events” in this prospectus supplement and under “Description of the Notes—Early Amortization Events” in the accompanying prospectus. During the early amortization period, your series’ share of principal collections will be paid monthly first to the Class A noteholders, then to the Class B noteholders and then to the Class C noteholders, in each case until the specified class of notes is paid in full.

Reallocation of Principal Collections

During any of the above periods, principal collections allocated to your series may be reallocated, if necessary, to make required payments of interest on the Class A notes, the Class B notes and the Class C notes, payments to the indenture trustee, the owner trustee and the administrator for the trust and monthly servicing fee payments not made from your series’ share of finance charge collections and other amounts treated as finance charge collections and excess finance charge collections available from other series that share with your series. This reallocation is one of the ways that the notes obtain the benefit of subordination, as described under “Credit Enhancement—Subordination” in this summary. The amount of reallocated principal collections available to each class is limited by the amount of subordination available to that class.

Shared Principal Collections

Your series is a principal sharing series; however, your series will not be entitled to share excess principal collections from other series on any payment date during the early amortization period that is prior to the expected principal payment date unless all outstanding series of notes are in early amortization periods. See “Description of the Notes—Shared Principal Collections” in the accompanying prospectus.

At all times, collections of principal receivables allocated to your series that are not needed to make deposits or payments for your series will be: first, made available to other series, second, deposited in the excess funding account if needed to maintain the minimum free equity amount for the trust, and third, distributed to us or our assigns.

Interest on the Notes

Each class of notes will accrue interest from and including the closing date to but excluding October 15, 2009, and for each following interest period at the applicable per annum rate specified below:

Class A	2.54%
Class B	6.42%
Class C	9.32%

Interest on the Class A notes, the Class B notes and the Class C notes will be calculated based on a 360-day year of twelve 30-day months.

Credit Enhancement

Credit enhancement for your series includes subordination of junior classes of notes and the excess collateral amount.  A spread account also provides credit enhancement primarily for the benefit of the Class C notes.

Credit enhancement for your series is for your series’ benefit only, and you are not entitled to the benefits of credit enhancement available to other series.

Subordination

Credit enhancement for the Class A notes includes the subordination of the Class B notes, the Class C notes and the excess collateral amount.

Subordination serves as credit enhancement in the following way. The more subordinated, or junior, classes of notes will not receive payments of interest or principal until required payments have been made to the more senior classes. As a result, subordinated classes will absorb any shortfalls in collections or deterioration in the collateral for the notes prior to senior classes. The excess collateral amount for your series is subordinated to all of the classes of notes, so it will absorb shortfalls and collateral deterioration before any class of notes.

Spread Account

A spread account will provide additional credit enhancement for your series, primarily for the benefit of the Class C notes. The spread account initially will not be funded. After the Series 2009-3 notes are issued, deposits into the spread account will be made each month from finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series up to the required spread account amount. The required spread account amount is described under “Description of Series Provisions—Spread Account.”

The spread account will be used to make interest payments on the Class C notes if finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series are insufficient to make those payments.

Early Amortization Events

The trust will begin to repay the principal of the notes before the expected principal payment date if an early amortization event occurs. An early amortization event will occur if the finance charge collections on the receivables are too low or if defaults on the receivables are too high. The minimum amount that must be available for payments to your series in any monthly period, referred to as the base rate, is the result, expressed as a percentage, of the sum of the interest payable on the Series 2009-3 notes for the related interest period, plus your series’ share of the servicing fee for the related monthly period and, subject to certain limitations, your series’ share of fees, expenses and other amounts owing to the indenture trustee, the owner trustee and the administrator for the trust, divided by the sum of the collateral amount and amounts on deposit in the principal accumulation account, each as of the last day of that monthly period. If the average net portfolio yield for your series, calculated as described in the following sentence, for any three consecutive monthly periods is less than the average base rate for the same three consecutive monthly periods, an early amortization event will occur. The net portfolio yield for your series for any monthly period will be the result, expressed as a percentage, of the amount of finance charge collections and other amounts treated as finance charge collections allocated to your series for that monthly period, other than excess finance charge collections, net of the amount of defaulted principal receivables and uncovered dilution allocated to your series for that monthly period, divided by the sum of the collateral amount and amounts on deposit in the principal accumulation account, each as of the last day of that monthly period.

The other early amortization events are:

•                  Our failure to make required payments or deposits or material failure by us to perform other obligations, subject to applicable grace periods;

•                  Material inaccuracies in our representations and warranties, subject to applicable grace periods;

•                  The Series 2009-3 notes are not paid in full on the expected principal payment date;

•                  Bankruptcy, insolvency or similar events relating to us or any originator of accounts;

•                  We are unable to transfer additional receivables to the trust or GE Money Bank is unable to transfer additional receivables to us;

•                  We do not transfer receivables in additional accounts or participations to the trust when required;

•                  Servicer defaults described in the accompanying prospectus under the caption “The Servicers—Servicer Default; Successor Servicer” and other specified material defaults of the servicer, subject to applicable grace periods;

•                  The trust becomes subject to regulation as an “investment company” under the Investment Company Act of 1940; or

•                  An event of default occurs for the Series 2009-3 notes and their maturity date is accelerated.

The early amortization events for Series 2009-3 are more fully described under “Description of Series Provisions—Early Amortization Events” in this prospectus supplement and under “Description of the Notes—Early Amortization Events” in the accompanying prospectus.

Events of Default

The Series 2009-3 notes are subject to events of default described under “Description of the Notes—Events of Default; Rights upon Event of Default” in the accompanying prospectus. These include:

•                  Failure to pay interest on the Series 2009-3 notes for 35 days after it is due;

•                  Failure to pay principal on the Series 2009-3 notes when it becomes due and payable on the final maturity date for the Series 2009-3 notes;

•                  Bankruptcy, insolvency or similar events relating to the trust; and

•                  Material failure by the trust to perform its obligations under the indenture, subject to applicable grace periods.

In the case of an event of default involving bankruptcy, insolvency or similar events relating to the trust, the principal amount of the Series 2009-3 notes automatically will become immediately due and payable. If any other event of default occurs and continues with respect to the Series 2009-3 notes, the indenture trustee or holders of not less than a majority of the then-outstanding principal amount of the Series 2009-3 notes may declare the principal amount of the Series 2009-3 notes to be immediately due and payable. These declarations may be rescinded by holders of not less than a majority of the then-outstanding principal amount of the Series 2009-3 notes if the related event of default has been cured, subject to the conditions described under “Description of the Notes—Events of Default; Rights upon Event of Default” in the accompanying prospectus.

After an event of default and the acceleration of the Series 2009-3 notes, funds allocated to the Series 2009-3 notes and on deposit in the collection account, the excess funding account and the other trust accounts will be applied to pay principal of and interest on the Series 2009-3 notes to the extent permitted by law. Principal collections and finance charge collections allocated to Series 2009-3 will be applied to make monthly principal and interest payments on the Series 2009-3 notes until the earlier of the date those notes are paid in full or the final maturity date.

If the Series 2009-3 notes are accelerated or the trust fails to pay the principal of the Series 2009-3 notes on the final maturity date, subject to the conditions described in the prospectus under “Description of the Notes—Events of Default; Rights upon Event of Default”, the indenture trustee may, if legally permitted, cause the trust to sell principal receivables in an amount equal to the collateral amount for Series 2009-3 and the related finance charge receivables.

Optional Redemption

We have the option to purchase the collateral amount for your series when the outstanding principal amount for your series has been reduced to 10% or less of the initial principal amount, but only if the purchase price paid to the trust is sufficient to pay in full all amounts owing to the noteholders. The purchase price for your series will equal the collateral amount for your series plus the applicable allocation percentage of finance charge receivables. See “Description of the Notes—Final Payment of Principal” in the accompanying prospectus.

Servicing and Servicer’s Fee

Prior to May 22, 2008, the servicer for the trust was GE Money Bank.  On May 22, 2008, GE Money Bank transferred the servicing role to GE Capital.  GE Capital has entered into sub-servicing arrangements with GE Money Bank and GE Consumer Finance, Inc., and may from time to time enter into additional sub-servicing arrangements with other affiliated companies. See “The Servicers” in the accompanying prospectus.

GE Capital, as servicer, receives a fee for its servicing activities. The share of the servicing fee allocable to Series 2009-3 for each payment date will be equal to one-twelfth of the product of (a) 2% and (b) the collateral amount for Series 2009-3 on the last day of the prior monthly period. However, the servicing fee for the first monthly period will be based on the number of days in the first monthly period. The servicing fee allocable to Series 2009-3 for each payment date will be paid from your series share of collections of finance charge receivables, recoveries and investment earnings each month as described in “—Application of Finance Charge Collections” above and in “Description of Series Provisions—Application of Finance Charge Collections.”

Tax Status

Subject to important considerations described under “Federal Income Tax Consequences” in the accompanying prospectus, Mayer Brown LLP as tax counsel to the trust, is of the opinion that under existing law the Class A notes will be characterized as debt for federal income tax purposes and that the trust will not be classified as an association or constitute a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. By your acceptance of a Class A note, you will agree to treat your Class A notes as debt for federal, state and local income and franchise tax purposes. See “Federal Income Tax Consequences” in the accompanying prospectus for additional information concerning the application of federal income tax laws.

State Tax Consequences

The tax discussion in the attached prospectus does not address the tax treatment of the issuing entity, the notes or noteholders under any state or local tax laws, which may differ materially from the federal income tax treatment of such persons and instruments.  The jurisdictions in which these state and local tax issues may arise include those in which the holder is taxable, the bank and servicer carry on their activities, and the obligors on the accounts and receivables are located.  You are urged to consult with your own tax advisors regarding the state tax treatment of the issuing entity as well as any state tax consequences to you of purchasing, holding and disposing of your notes.

ERISA Considerations

Subject to important considerations described under “ERISA Considerations” in the accompanying prospectus, the Class A notes are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts. Each purchaser will be deemed to represent  and warrant that either it is not acquiring the note with assets of (or on behalf of) a benefit plan or any other plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or to a law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code or its purchase, holding and disposition of the notes will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or a violation of any substantially similar applicable law. If you are contemplating purchasing the Class A notes on behalf of or with plan assets of any plan or account, we suggest that you consult with counsel regarding whether the purchase or holding of the Class A notes could give rise to a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or a violation of any substantially similar applicable law.  See “ERISA Considerations” in the accompanying prospectus for additional information.

Risk Factors

There are material risks associated with an investment in the Class A notes, and you should consider the matters set forth under “Risk Factors” beginning on page S-12 and on page 1 of the accompanying prospectus.

Ratings

It is a condition to the issuance of your notes that one of the ratings specified below be obtained for each class of Series 2009-3 notes.

Class	Anticipated Ratings (Moody’s/Fitch)

A	Aaa/AAA

B	A1/A+

C	Baa1/BBB+

Any rating assigned to the notes by a credit rating agency will reflect the rating agency’s assessment solely of the likelihood that noteholders will receive the payments of interest and principal required to be made under the terms of the series and will be based primarily on the value of the transferred receivables and the credit enhancement provided.  The rating is not a recommendation to purchase, hold or sell any notes. The rating does not constitute a comment as to the marketability of any notes, any market price or suitability for a particular investor. Ratings on the notes are expected to be monitored by the rating agency or agencies that are rating the notes while the notes are outstanding. Any rating can be changed or withdrawn by a rating agency at any time.

RFS Holding, L.L.C.

Our address is 901 Main Avenue, Norwalk, Connecticut 06851-1168. Our phone number is (203) 750-3422.

This prospectus supplement uses defined terms. You can find a glossary of terms under the caption “Glossary of Terms for Prospectus Supplement” beginning on page S-39 in this prospectus supplement and under the caption “Glossary of Terms for Prospectus” beginning on page 70 in the accompanying prospectus.

Risk Factors

In addition to the risk factors described in the prospectus, you should consider the following:

Proposed financial regulatory reforms could have a significant impact on the issuing entity, the sponsor, the depositor or the servicer.

On June 17, 2009, the Obama administration announced a sweeping proposal to reform the regulatory supervision of financial institutions, certain aspects of which are described below. The proposal envisions creation of new entities, authorities and responsibilities for federal financial institution regulators that will be authorized to identify emerging systematic risks, supervise all federally chartered depository institutions and regulate consumer financial services and products such as credit, savings and payment products.  The proposal calls for the consolidation of the Office of Thrift Supervision and the Office of the Comptroller of the Currency into a newly created National Bank Supervisor, the elimination of the federal thrift charter for federal savings banks such as the sponsor, and other possible implications for systemically significant institutions, regardless of whether those institutions would be regulated as bank holding companies under current law. The proposal recommends separating non-financial from financial companies.  The proposal may also restrict or eliminate the ability of federally-chartered institutions, such as the sponsor, to preempt state consumer laws and potentially subject such institutions to state enforcement actions for violations of state or federal laws by such institutions. The proposal further envisions enhanced regulation of the financial markets, including securitization markets.

Portions of the proposal can be implemented through executive order or regulation, while the more significant parts of the proposal require the adoption of new legislation. It is not clear, however, whether or when any such executive orders, regulations or legislation will be issued or enacted, what form they will take, how they will be implemented if adopted, or how the issuing entity, the sponsor, the depositor or the servicer will be affected.  No assurance can be given that the new standards will not have a significant impact on the issuing entity, the sponsor, the depositor or the servicer, including on the level of receivables held in the issuing entity, the servicing of those receivables, or the amount of notes issued in the future and on the regulation and supervision of the servicer, the sponsor and/or its affiliates.

It may not be possible to find a purchaser for your securities.

There is currently no secondary market for the Class A notes and we cannot assure you that one will develop. As a result, you may not be able to resell your Class A notes at all, or may be able to do so only at a substantial loss. The underwriter may assist in resales of the Class A notes, but it is not required to do so. We do not intend to apply for the inclusion of the Class A notes on any exchange or automated quotation system. A trading market for the Class A notes may not develop. If a trading market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your Class A notes.  The secondary market for asset-backed securities is currently experiencing significantly reduced liquidity.  This period of illiquidity may continue and may adversely affect the market value of your notes.

If the ratings of the Class A notes are lowered or withdrawn, the market value of the Class A notes could decrease.

It is a condition to the issuance of the Class A notes that they receive at least one of the ratings from the rating agencies set forth under the caption “Offered Notes” in this prospectus supplement. A rating is not a recommendation to purchase, hold or sell the Class A notes, inasmuch as the rating does not comment as to market price or suitability for a particular investor. A rating of the Class A notes addresses the likelihood of the timely payment of interest and the ultimate repayment of principal of the Class A notes pursuant to their respective terms. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant. A rating of the Class A notes is based primarily on the value of the transferred receivables and the credit enhancement provided. In the event that the rating initially assigned to any Class A notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Class A notes without a substantial loss.

Termination of certain credit card programs could lead to a reduction of receivables in the trust.

GE Money Bank operates its private label and co-branded credit card programs with various retailers under agreements, some of which, if not extended, are scheduled to expire while your notes are outstanding. The program agreements generally have original contract terms ranging from approximately two to ten years and remaining terms ranging from approximately five months to seven and one-half years. Some of those program agreements provide that, upon expiration or termination, the retailer may purchase or designate a third party to purchase the receivables generated with respect to its program, including the receivables in the trust. Approximately 38% of the accounts would be subject to removal from the trust and approximately 27% of the total receivables in the trust as of June 30, 2009 would be subject to purchase prior to the expected payment date for your series if the related program agreements were not extended.

In addition, the program agreements generally permit the retailers or GE Money Bank to terminate the program agreements prior to the respective termination dates for the programs if the other party materially breaches its obligations under the related program agreements, subject to any cure rights under the related program agreements. Certain program agreements are also subject to early termination in the event the related retailer becomes insolvent, becomes subject to a bankruptcy proceeding or has a material change in financial condition, upon the occurrence of a significant change in law or upon the occurrence of other specified portfolio-related performance triggers or other events of default.  The program agreements generally may be terminated prior to scheduled expiration upon mutual agreement between GE Money Bank and the related retailers.

If a program agreement were terminated as described above and the related retailer were to exercise its right to purchase the related accounts and receivables and GE Money Bank were unable to provide receivables arising under newly designated additional accounts to replace those purchased by the retailers, an early amortization period could begin.  If an early amortization period commences as a result of a termination of one or more program agreements, you could be paid sooner than expected and may not be able to reinvest the amount paid to you at the same rate you would have been able to earn on your notes.

Recent changes to accounting standards could have an impact on the issuing entity, the depositor or the sponsor.

Under current accounting standards — specifically, Statement of Financial Accounting Standards No. 140 (FAS 140) — a portion of the receivables is not consolidated on the balance sheet of GE Money Bank, the depositor, or any of their affiliates.  One consequence of this accounting treatment is that none of GE Money Bank, the depositor, or any of their affiliates is required to include this portion of the receivables as an asset when calculating its minimum regulatory capital ratios or allowances for loan and lease losses.

Recently, the Financial Accounting Standards Board (FASB) adopted substantial revisions to FAS 140 and FASB Interpretation No. 46(R) that, once effective, are likely to result in this portion of the receivables being consolidated on the balance sheet of GE Money Bank, the depositor or their affiliates, and could affect the accounting treatment for transfers of receivables by GE Money Bank to us.  For entities (like GE Money Bank, the depositor and their affiliates) with fiscal years that correspond to the calendar, the changes become effective January 1, 2010. GE Money Bank, the depositor and their affiliates are considering various options relating to these changes.

If the accounting amendments ultimately affect the sale accounting treatment for transfers of receivables by GE Money Bank to us, such transfers may not have the benefit of the FDIC rule stating that, if certain conditions are met, the FDIC will not use its repudiation power to reclaim, recover or recharacterize as property of an FDIC-insured institution any financial assets transferred by GE Money Bank in connection with a securitization transaction.  For a discussion of risks that may affect noteholders if GE Money Bank becomes insolvent and the rule does not apply see “Risk Factors—Regulatory action could cause delays or reductions in payment of your notes” and “The Trust—Conservatorship and Receivership; Bankruptcy” in the accompanying prospectus.  In addition, if GE Money Bank no longer achieves sale treatment, its regulatory capital requirements may increase significantly.

It is not certain how bank regulatory authorities will respond to these changes, or how the issuing entity, GE Money Bank or the depositor may be affected.  Still, no assurance can be given that these amendments would not have an adverse impact on the issuing entity, GE Money Bank or the depositor or the notes issued by the issuing entity.

Geographic concentration may result in more risk to you.

As of June 30, 2009, the servicer’s records indicate that based on billing addresses, obligors on the accounts were concentrated in California, Texas, Florida, New York and North Carolina.  No other state accounted for more than 5% of the number of accounts or 5% of the total receivables balances as of that date. Economic conditions or other factors affecting these states in particular could adversely impact the delinquency or credit loss experience of the trust portfolio and could result in delays in payments or losses on the notes. See “Composition of the Trust Portfolio—Composition by Billing Address” in this prospectus supplement.

Charge-offs are expected to increase and could reduce payments to you.

The global financial and economic crisis has had and could continue to have an adverse effect on the trust portfolio.  The current deep economic recession and rising unemployment contributed to significant increases in net losses and delinquencies for 2008 compared to 2007.  See “Receivables Performance—Delinquency and Loss Experience” in this prospectus supplement.  Increases in delinquencies and charge-offs could continue, particularly if conditions in the general economy further deteriorate.

If the amount of charged-off receivables and any uncovered dilution allocated to your series exceeds the amount of funds available to reimburse those amounts, you may not receive the full amount of principal and interest due to you.  See “Description of Series Provisions—Investor Charge-Offs” in this prospectus supplement and “The Servicers—Defaulted Receivables; Dilution; Investor Charge-Offs” in the accompanying prospectus.

Receivables Performance

The trust portfolio includes a subset of the accounts arising in GE Money Bank’s (the “bank”) private label and co-branded credit card programs for specified retailers.  We refer to these specified retailers as the “approved retailers.”  The approved retailers are listed in the table “Composition by Retailer” under “Composition of the Trust Portfolio” below.

The tables below contain performance information for the receivables in the trust portfolio for each of the periods shown.  The composition of the trust portfolio is expected to change over time and accounts arising in the private label and co-branded card programs for additional retailers may be added to the trust portfolio in the future.

On February 26, 2009, accounts having an aggregate outstanding total receivables balance, including principal receivables and finance charge receivables, of approximately $1.5 billion, determined as of the close of business on February 21, 2009, were removed from the trust portfolio and the related receivables were reassigned to us.  The removed accounts were selected from the four largest retailers in the trust portfolio at that time, JCPenney, Lowe’s, Sam’s Club and Wal-Mart, and had proprietary credit scores determined by the bank that fell below a specified level as of the cut-off date for the removal.

On May 21, 2008, all accounts relating to the CareCredit program—a program through which the bank provides financing to consumers to pay for medical procedures—were removed from the trust portfolio and the related receivables were reassigned to us.  The outstanding principal balance of the removed accounts was $752,508,022 as of the close of business on the removal date.

On August 12, 2009, we transferred $413,836,727 of receivables to the trust.  We intend to designate approximately 1,650,000 new accounts to the trust portfolio and to transfer approximately $620,000,000 of receivables to the trust on or prior to the closing date for the Series 2009-3 notes.  These additional accounts are not included in the tables describing the historical performance experience of the trust portfolio in this section.

For purposes of the tables in this section:

•                  Each Securitization Reporting Year is the period of twelve Monthly Periods ending on December 21st of the related calendar year.

•                  Receivables Outstanding is the sum of total receivables included in the trust portfolio as of the date or in the period indicated.

•                  Principal Receivables Outstanding is the sum of principal receivables included in the trust portfolio as of the date or in the period indicated.

•                  Average Principal Receivables Outstanding is the average of the balance of the Principal Receivables Outstanding as of the first day of each monthly period in the period indicated.

•                  Accounts Outstanding is the sum of the number of accounts included in the trust portfolio as of the date or in the period indicated.

•                  Average Accounts Outstanding is the average of the number of accounts in each monthly period in the period indicated.

Delinquency and Loss Experience

The following tables set forth the aggregate delinquency and loss experience for cardholder payments on the credit card accounts in the trust portfolio for each of the dates or periods shown.  Please note that numbers and percentages presented in the tables in this section may not sum to the totals presented due to rounding.

The global financial and economic crisis has had and could continue to have an adverse effect on the trust portfolio.  The current deep economic recession and rising unemployment contributed to significant increases in net losses and delinquencies for 2008 and the first six months of 2009 compared to 2007.  As described above, on February 26, 2009, low-credit score accounts having an aggregate outstanding total receivables balance, including principal receivables and finance charge receivables, of approximately $1.5 billion, determined as of the close of business on February 21, 2009, were removed from the trust portfolio.  Although the effect of the removal was to cause a reduction in the amount of delinquent receivables and charge-offs for the six months ended June 21, 2009, increases in delinquencies and charge-offs could continue, particularly if conditions in the general economy further deteriorate.  Gross Charge-Offs as a percentage of Average Principal Receivables Outstanding (annualized) and Net Principal Charge-Offs as a percentage of Average Principal Receivables Outstanding  (annualized) were 10.77% and 9.41%, respectively, for the two months ended February 21, 2009 (before giving effect to the removal of accounts on February 26, 2009), as compared to 8.65% and 7.60%, respectively, for the six months ended June 21, 2009.  The amount of delinquent receivables as a percentage of Receivables Outstanding was 6.88% as of January 21, 2009, as compared to 4.76% as of June 21, 2009.  There can be no assurance that the delinquency and charge-off rates will not increase to pre-removal levels or higher levels over time.

We cannot assure you that the future delinquency and loss experience for the trust portfolio will be similar to historical experience set forth below.

Receivables Delinquency Experience
(Dollars in Thousands)

	As of June 21,		As of December 21,
	2009		2008
	Receivables	Percentage of Receivables Outstanding	Receivables	Percentage of Receivables Outstanding
Receivables Outstanding	$17,666,053		$20,281,380
Receivables Delinquent
30-59 Days	263,450	1.49%	421,158	2.08%
60-89 Days	183,179	1.04%	294,486	1.45%
90-119 Days	152,238	0.86%	236,655	1.17%
120-149 Days	132,689	0.75%	199,779	0.99%
150-179 Days	108,509	0.61%	164,517	0.81%
180 or more Days	1	0.00%	102	0.00%
Total	$840,066	4.76%	$1,316,697	6.49%

	As of December 21,
	2007		2006
	Receivables	Percentage of Receivables Outstanding	Receivables	Percentage of Receivables Outstanding
Receivables Outstanding	$21,579,311		$18,546,063
Receivables Delinquent
30-59 Days	358,549	1.66%	213,192	1.15%
60-89 Days	241,755	1.12%	144,144	0.78%
90-119 Days	184,261	0.85%	109,113	0.59%
120-149 Days	153,519	0.71%	91,243	0.49%
150-179 Days	135,424	0.63%	78,020	0.42%
180 or more Days	527	0.00%	0	0.00%
Total	$1,074,035	4.98%	$635,712	3.43%

Account Delinquency Experience

	As of June 21,		As of December 21,
	2009		2008
	Accounts	Percentage of Total Accounts Outstanding	Accounts	Percentage of Total Accounts Outstanding

Accounts Outstanding	42,626,569		46,920,638
Accounts Delinquent
30-59 Days	238,242	0.56%	428,930	0.91%
60-89 Days	145,872	0.34%	268,486	0.57%
90-119 Days	111,189	0.26%	208,998	0.45%
120-149 Days	93,616	0.22%	172,051	0.37%
150-179 Days	78,446	0.18%	140,731	0.30%
180 or more Days	1	0.00%	74	0.00%
Total	667,366	1.57%	1,219,270	2.60%

	As of December 21,
	2007		2006
	Accounts	Percentage of Total Accounts Outstanding	Accounts	Percentage of Total Accounts Outstanding

Accounts Outstanding	51,324,682		46,865,812
Accounts Delinquent
30-59 Days	429,011	0.84%	285,443	0.61%
60-89 Days	255,480	0.50%	186,175	0.40%
90-119 Days	189,725	0.37%	129,031	0.28%
120-149 Days	148,660	0.29%	99,000	0.21%
150-179 Days	132,974	0.26%	89,297	0.19%
180 or more Days	194	0.00%	1	0.00%
Total	1,156,044	2.25%	788,947	1.68%

Loss Experience
(Dollars in Thousands)

	Six Months Ended June 21,	Securitization Reporting Year
	2009	2008	2007	2006
Average Principal Receivables Outstanding	$17,745,176	$19,679,121	$18,170,669	$13,347,699
Gross Principal Charge-Offs	$767,631	$1,624,183	$1,032,661	$699,726
Gross Principal Charge-Offs as a percentage of Average Principal Receivables Outstanding (annualized)	8.65%	8.25%	5.68%	5.24%
Less: Recoveries	$93,494	$264,300	$206,117	$108,873
Net Principal Charge-Offs	$674,137	$1,359,884	$826,544	$590,853
Net Principal Charge-Offs as a percentage of Average Principal Receivables Outstanding (annualized)	7.60%	6.91%	4.55%	4.43%
Gross Charge-Off Accounts	802,204	1,945,305	1,450,127	1,079,551
Average Accounts Outstanding	43,689,745	49,516,627	49,294,433	41,304,206
Gross Charge-Offs as a Percentage of Average Accounts Outstanding (annualized)	3.67%	3.93%	2.94%	2.61%

Revenue Experience

The net revenues collected from finance charges and fees related to accounts in the trust portfolio for each of the periods shown are set forth in the following table.  Fees include late fees, pay by phone fees, over limit fees, balance transfer fees, cash advance fees and returned check fees.

We cannot assure you that the future revenue experience for the receivables in the trust portfolio will remain similar to the historical experience set forth below.

Revenue Experience
(Dollars in Thousands)

	Six Months Ended June 21,	Securitization Reporting Year
	2009	2008	2007	2006
Average Principal Receivables Outstanding	$17,745,176	$19,679,121	$18,170,669	$13,347,699
Collected Finance Charges and Fees	$2,163,646	$4,582,213	$4,227,786	$3,107,420
Collected Finance Charges and Fees as a percentage of Average Principal Receivables Outstanding (annualized)	24.39%	23.28%	23.27%	23.28%

Composition of the Trust Portfolio

The receivables to be conveyed to the trust have been or will be generated from transactions made by holders of credit card accounts included in the trust portfolio. A description of the bank’s credit card business is contained in the prospectus under the caption “The Sponsor—Credit Card Activities.”

The following tables summarize the trust portfolio by various criteria as of June 30, 2009 for each of the retailers included in the trust portfolio, except for the “Percentage of Total Receivables Outstanding” column of the “Composition by Obligor Credit Quality” table, which summarizes the trust portfolio as of the last billing cycle ended in June 2009 for each of the retailers included in the trust portfolio.

On August 12, 2009, we transferred $413,836,727 of receivables to the trust.  We intend to designate approximately 1,650,000 new accounts to the trust portfolio and to transfer approximately $620,000,000 of receivables to the trust on or prior to the closing date for the Series 2009-3 notes.  These additional accounts are not included in the tables describing the composition of the trust portfolio in this section.

For purposes of the tables in this section:

•                  Total Receivables Outstanding is the sum of principal receivables and finance charge receivables (which includes fee receivables) included in the trust portfolio in the period indicated.

•                  Accounts is the number of accounts included in the trust portfolio as of the date or in the period indicated.

Composition by Retailer

Retailer	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Lowe’s	$4,758,485,383	26.53%	6,790,776	15.62%
JCPenney	4,209,993,853	23.47%	14,498,491	33.36%
Sam’s Club Dual Card	1,930,621,038	10.76%	1,630,840	3.75%
Sam’s Club(1)	1,900,947,698	10.60%	4,589,931	10.56%
Wal-Mart(1)	1,737,405,456	9.69%	2,841,974	6.54%
Dillard’s	851,856,124	4.75%	1,759,244	4.05%
GAP(2)	733,260,704	4.09%	5,516,718	12.69%
JCPenney Dual Card	440,325,081	2.45%	308,062	0.71%
GAP Dual Card	401,288,441	2.24%	674,045	1.55%
Other	973,694,953	5.43%	4,856,011	11.17%
Total	$17,937,878,731	100.00%	43,466,092	100.00%

(1)          Sam’s Club and Wal-Mart are affiliated retailers. Sam’s Club cards may also be used at Wal-Mart locations, and Wal-Mart cards may be used at Sam’s Club locations if the cardholder belongs to the club. Figures shown here are based on which retailer is identified on the card, not where the purchase was made.

(2)          Figures presented for GAP include Old Navy, GAP and Banana Republic, which are affiliated retailers. Each of these retailers’ cards may be used at the locations of the other two.

Composition by Account Balance

Account Balance Range	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Credit Balance	$(27,482,863)	(0.15)%	661,287	1.52%
No Balance	—	0.00%	19,479,146	44.81%
$.01-$500.00	2,526,915,913	14.09%	13,834,277	31.83%
$500.01-$1,000.00	2,942,139,210	16.40%	4,114,425	9.47%
$1,000.01-$2,000.00	4,285,635,286	23.89%	3,030,033	6.97%
$2,000.01-$3,000.00	2,852,080,999	15.90%	1,171,010	2.69%
$3,000.01-$4,000.00	2,000,806,564	11.15%	579,483	1.33%
$4,000.01-$5,000.00	1,317,555,714	7.35%	294,881	0.68%
$5,000.01-$6,000.00	751,621,619	4.19%	138,374	0.32%
$6,000.01-$7,000.00	438,932,293	2.45%	67,989	0.16%
$7,000.01-$8,000.00	280,524,529	1.56%	37,643	0.09%
$8,000.01-$9,000.00	189,749,664	1.06%	22,386	0.05%
$9,000.01-$10,000.00	157,151,998	0.88%	16,556	0.04%
$10,000.01-$15,000.00	200,389,870	1.12%	17,401	0.04%
$15,000.01-$20,000.00	16,387,786	0.09%	974	0.00%
$20,000.01 or more	5,470,147	0.03%	227	0.00%
Total	$17,937,878,731	100.00%	43,466,092	100.00%

Composition by Credit Limit

Credit Limit Range	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
$.01-$500.00	$815,095,379	4.54%	7,720,167	17.76%
$500.01-$1,000.00	1,404,499,595	7.83%	7,787,111	17.92%
$1,000.01-$2,000.00	2,848,367,571	15.88%	10,243,990	23.57%
$2,000.01-$3,000.00	2,887,654,904	16.10%	7,196,350	16.56%
$3,000.01-$4,000.00	2,873,553,773	16.02%	3,860,505	8.88%
$4,000.01-$5,000.00	2,127,104,862	11.86%	2,500,973	5.75%
$5,000.01-$6,000.00	1,641,216,484	9.15%	1,119,055	2.57%
$6,000.01-$7,000.00	865,244,177	4.82%	678,435	1.56%
$7,000.01-$8,000.00	707,298,707	3.94%	762,726	1.75%
$8,000.01-$9,000.00	349,115,087	1.95%	247,133	0.57%
$9,000.01-$10,000.00	892,414,633	4.98%	1,068,027	2.46%
$10,000.01 or more	526,313,557	2.93%	281,620	0.65%
Total	$17,937,878,731	100.00%	43,466,092	100.00%

Composition by Account Age

Age	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Up to 6 Months	$659,035,408	3.67%	1,327,440	3.05%
6 Months to 12 Months	821,901,814	4.58%	2,211,497	5.09%
Over 12 Months to 24 Months	1,967,027,305	10.97%	5,626,794	12.95%
Over 24 Months to 36 Months	1,794,789,950	10.01%	4,849,738	11.16%
Over 36 Months to 48 Months	2,069,613,724	11.54%	4,243,256	9.76%
Over 48 Months to 60 Months	1,803,293,761	10.05%	3,631,533	8.35%
Over 60 Months to 72 Months	1,111,336,493	6.20%	2,960,118	6.81%
Over 72 Months to 84 Months	949,959,029	5.30%	2,440,849	5.62%
Over 84 Months to 96 Months	839,285,429	4.68%	2,051,929	4.72%
Over 96 Months to 108 Months	920,764,740	5.13%	1,902,516	4.38%
Over 108 Months to 120 Months	674,902,756	3.76%	1,129,562	2.60%
Over 120 Months	4,325,968,322	24.12%	11,090,860	25.52%
Total	$17,937,878,731	100.00%	43,466,092	100.00%

Cardholders whose accounts have billing addresses located in the 50 states and the District of Columbia accounted for 98.3% of the total receivables balance as of June 30, 2009. Except for the five states listed below, no state accounted for more than 5% of the number of accounts or 5% of the total receivables balances as of June 30, 2009 for each of the retailers included in the trust portfolio.  Since the largest number of cardholders (based on billing addresses) whose accounts are designated for the trust portfolio were in the five states listed below, adverse economic conditions affecting cardholders residing in those areas could affect timely payment by the related cardholders of amounts due on the accounts and, accordingly, the rate of delinquencies and losses for the trust portfolio.

Composition by Billing Address

State	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Texas	$1,743,724,952	9.72%	3,496,257	8.04%
California	1,443,123,321	8.05%	4,558,373	10.49%
Florida	1,209,831,656	6.74%	2,865,466	6.59%
North Carolina	920,188,206	5.13%	2,018,997	4.64%
New York	760,834,464	4.24%	2,282,116	5.25%
Other	11,860,176,133	66.12%	28,244,883	64.98%
Total	$17,937,878,731	100.00%	43,466,092	100.00%

Composition by Delinquency Status

Aging Status	Total Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Accounts	Percentage of Number of Accounts
Current, Credit and Zero Balance	$16,331,040,066	91.04%	41,970,056	96.56%
1-29 Days	760,701,414	4.24%	824,206	1.90%
30-59 Days	267,402,272	1.49%	240,909	0.55%
60-89 Days	182,254,110	1.02%	145,303	0.33%
90-119 Days	152,752,904	0.85%	112,966	0.26%
120-149 Days	132,884,153	0.74%	92,982	0.21%
150 or More Days	110,843,812	0.62%	79,670	0.18%
Total	$17,937,878,731	100.00%	43,466,092	100.00%

As described under “The Sponsor—Underwriting Process” in the prospectus, the bank uses proprietary scoring models developed for the bank for purposes of monitoring obligor credit quality. Information obtained from customers and credit bureaus is electronically transmitted into these proprietary scoring models to determine the probability of an account becoming 90 or more days past due or becoming a charged-off account, in each case within the next 12 months. Obligor credit quality is monitored at least monthly during the life of an account. The information in the following table is based on the most recent information available for each account in the trust portfolio. Because the future composition of the trust portfolio will change over time, obligor credit quality as shown in the table below is not indicative of obligor credit quality for the trust portfolio at any subsequent time. In addition, the bank’s assessment of obligor credit quality may change over time depending on the conduct of the cardholder and changes in the proprietary scoring models used by the bank.

Composition by Obligor Credit Quality

Probability of an Account Becoming 90 or More Days Past Due or Becoming Charged-Off (in each case within the next 12 months)	Total Receivables Outstanding	Percentage of Total Receivables Outstanding
16.2% and higher	$2,437,673,110	13.59%
7.1%-16.1%	2,853,043,065	15.91%
2.8%-7.0%	4,680,241,285	26.09%
Lower than 2.8%	7,774,685,772	43.34%
No score	192,235,499	1.07%
Total	$17,937,878,731	100.00%

Static Pool Information

Static pool information for the trust portfolio relating to gross charge-offs, delinquencies, yield and payment rate can be located at the following website address: http://www.ge.com/files/usa/company/investor/fixed_income/abs_reports/creditcard/2009 - 3/2009-09_static_pool_data_for
_series_2009-3.pdf.

Static pool information provided on the website for periods before January 1, 2006 is not deemed to be part of this prospectus supplement or the registration statement for the notes.

Maturity Considerations

Series 2009-3 will always be in one of three periods—the revolving period, the controlled accumulation period or the early amortization period. Unless an early amortization event occurs, each class of notes will not receive payments of principal until the expected principal payment date for the Series 2009-3 notes. The expected principal payment date for the Class A notes will be the payment date in September 2011.  We expect, but cannot assure you, that the trust will have sufficient funds to pay the full principal amount of the Class A notes on the expected principal payment date for the Class A notes. However, if an early amortization event occurs, principal payments for the Class A notes may begin prior to the expected principal payment date.

Controlled Accumulation Period

During the controlled accumulation period, principal allocated to the Series 2009-3 noteholders will accumulate in the principal accumulation account in an amount calculated to pay the Class A notes, the Class B notes and the Class C notes in full on the expected principal payment date. We expect, but cannot assure you, that the amounts available in the principal accumulation account on the expected principal payment date will be sufficient to pay in full the outstanding principal amount of the Series 2009-3 notes. If there are not sufficient funds on deposit in the principal accumulation account to pay any class of notes in full on the expected principal payment date, an early amortization event will occur and the early amortization period will begin.

Early Amortization Period

If an early amortization event occurs during either the revolving period or the controlled accumulation period, the early amortization period will begin. On each payment date during the early amortization period, principal allocated to the Series 2009-3 noteholders, including any amount on deposit in the principal accumulation account will be paid:

•                  first to the Class A noteholders, up to the outstanding principal amount of the Class A notes;

•                  then to the Class B noteholders, up to the outstanding principal amount of the Class B notes; and

•                  then to the Class C noteholders, up to the outstanding principal amount of the Class C notes.

The trust will continue to pay principal in the priority noted above to the noteholders on each payment date during the early amortization period until the earliest of the date the notes are paid in full, the date on which the collateral amount is reduced to zero and the Series 2009-3 final maturity date, which is the September 2014 payment date. No principal will be paid on the Class B notes until the Class A notes have been paid in full. Except as described under “Description of Series Provisions—Spread Account Distributions,” no principal will be paid on the Class C notes until the Class A notes and Class B notes have been paid in full.

Payment Rates

The payment rate on the receivables is the most important factor that will determine the size of principal payments during an early amortization period and whether the trust has funds available to repay the notes on the expected principal payment date.  The following Cardholder Monthly Payment Rates table sets forth the highest and lowest cardholder monthly payment rates on the credit card accounts in the trust portfolio during any Monthly Period in the Securitization Reporting Years or portion thereof, as applicable, shown, in each case calculated as a percentage of the Principal Receivables Outstanding as of the first day of each Monthly Period during the Securitization Reporting Years or portion thereof, as applicable, shown.  Payment rates shown in the table are based on amounts that would be deemed payments of principal receivables with respect to the accounts.  For purposes of these calculations, Principal Receivables Outstanding are principal receivables included in the trust portfolio in the period indicated.  Each Securitization Reporting Year is the period of twelve Monthly Periods ending on December 21st of the related calendar year.

The Payment Status table in this section shows the average for all billing cycles in the period indicated of the payments made on the receivables that fall within each of the following categories: (1) less than minimum payment, (2) minimum payment, (3) greater than minimum payment, but less than full payment and (4) full payment or greater than full payment. For any billing cycle, the percentage of payments in each category is calculated by dividing the number of accounts with payments in that category by the total amount of all accounts that were required to make payments on the receivables.

Although we have provided historical data concerning the payment rates on the receivables and the percentage of the receivables falling in each payment category, because of the factors described in the prospectus under “Risk Factors,” we cannot provide you with any assurance that the levels and timing of payments on receivables in the trust portfolio from time to time will be similar to the historical experience described in the following tables for the trust portfolio or that deposits into the principal accumulation account will equal the applicable controlled accumulation amount. The trust may shorten the controlled accumulation period and, in that event, we cannot provide any assurance that there will be sufficient time to accumulate all amounts necessary to pay the outstanding principal amount of the Class A notes on the expected principal payment date.

Cardholder Monthly Payment Rates

Six Months
Ended June 21,		Securitization Reporting Year
2009		2008	2007	2006
Lowest Month	11.92%	11.27%	12.84%	12.71%
Highest Month	12.95%	13.71%	14.28%	15.41%
Monthly Average	12.55%	12.80%	13.42%	13.85%

Payment Status

		Percentage of Receivables
		Six Billing Cycles Ended in June 2009	Twelve Billing Cycles Ended in December 2008	Twelve Billing Cycles Ended in December 2007
Less than Minimum Payment		13.25%	16.37%	16.21%
Minimum Payment		13.67%	13.25%	12.88%
Greater Than Minimum Payment, Less than Full Payment		45.97%	44.63%	44.70%
Full Payment or Greater than Full Payment		27.10%	25.74%	26.22%

We cannot assure you that the cardholder monthly payment rates or the payment experience for the trust portfolio in the future will be similar to the historical experience set forth in the tables above. In addition, the amount of collections of receivables may vary from month to month due to seasonal variations, general economic conditions, payment habits of individual cardholders and changes in minimum payment formulas.

Use of Proceeds

We will receive the net proceeds from the sale of the Series 2009-3 notes and will use those proceeds for general corporate purposes.

Description of Series Provisions

We have summarized the material terms of the Series 2009-3 notes below and under “Description of the Notes” in the accompanying prospectus.

General

The Class A notes, the Class B notes and the Class C notes comprise the Series 2009-3 notes and will be issued under the indenture, as supplemented by the Series 2009-3 indenture supplement, in each case between the trust and the indenture trustee.

The Class A notes will be issued in minimum denominations of $100,000 and higher integral multiples of $1,000 and will be available only in book-entry form, registered in the name of Cede & Co., as nominee of DTC. See “Description of the Notes—General,” “—Book-Entry Registration” and “—Definitive Notes” in the accompanying prospectus. Payments of interest and principal will be made on each payment date on which those amounts are due to the noteholders in whose names the Class A notes were registered on the related record date, which will be the last business day of the calendar month preceding that payment date.

Collateral Amount

Your notes are secured by the transferred receivables. The amount of the collateral for your notes, which we call the collateral amount, will initially be $1,000,000,000 and will thereafter be reduced by:

(a)          all principal collections applied to make principal payments on the Series 2009-3 notes (other than principal payments made from funds on deposit in the spread account) or deposited into the principal accumulation account;

(b)         reductions in the excess collateral amount that result from reductions in the required excess collateral amount as described under “—Excess Collateral Amount” below; and

(c)          all reductions to the collateral amount as a result of defaulted principal receivables or uncovered dilution allocated to your series or reallocations of principal collections to cover interest, payments to the indenture trustee, the owner trustee and the administrator for the trust and the monthly servicing fee payments for your series that have not been reimbursed.

The collateral amount cannot be less than zero.

Reductions described in clause (c) above will be reimbursed to the extent that finance charge collections are available for that purpose on any subsequent payment date.

Allocation Percentages

The servicer, on behalf of the trust, will allocate among the collateral amount for your series, the collateral amount of each other series of notes issued and outstanding and the Free Equity Amount, the following items: collections of finance charge receivables and principal receivables, defaulted principal receivables and dilution amounts that are not offset by the Free Equity Amount or reimbursed by us.

On any day, the allocation percentage for your series will be the percentage equivalent—which may not exceed 100%—of a fraction:

•                  the numerator of which is:

•                  for purposes of allocating finance charge collections and defaulted principal receivables at all times and principal collections during the revolving period, equal to the collateral amount as measured at the end of the prior Monthly Period (or, in the case of the Monthly Period during which the closing date occurs, on the closing date); or

•                  for purposes of allocating principal collections during the controlled accumulation period and the early amortization period, prior to the date on which the amount on deposit in the principal accumulation account equals the outstanding principal amount of the notes, equal to the collateral amount as of the end of the revolving period, and, thereafter, zero; and

•                  the denominator of which is the greater of:

(a)          except as described in the last sentence of the following paragraph, the Aggregate Principal Receivables as of a specified date; and

(b)         the sum of the numerators used to calculate the applicable allocation percentages for all series of notes outstanding as of the date of determination.

The denominator referred to above will initially be set as of the closing date. The denominator will be reset for purposes of allocating principal collections, finance charge collections and defaulted principal receivables at the end of each Monthly Period and on the following dates, which are referred to as “reset dates” in this prospectus supplement:

•                  on each date on which additional accounts are designated to the trust portfolio;

•                  on each date on which accounts are removed from the trust portfolio in an aggregate amount approximately equal to the collateral amount of any series that has been paid in full;

•                  on each date on which there is an increase in the outstanding balance of any variable interest issued by the trust; and

•                  on each date on which a new series or class of notes is issued.

If a reset date occurs and the trust is permitted to make a single monthly deposit to the collection account, the denominator referred to in clause (a) above will instead equal the Average Principal Balance for the related Monthly Period.

Interest Payments

The outstanding principal amount of the Class A notes will accrue interest from and including the closing date to but excluding October 15, 2009, and for each following interest period, at a rate of 2.54% per year.

The outstanding principal amount of the Class B notes will accrue interest from and including the closing date to but excluding October 15, 2009, and for each following interest period, at a rate of 6.42% per year.

The outstanding principal amount of the Class C notes will accrue interest from and including the closing date to but excluding October 15, 2009, and for each following interest period, at a rate of 9.32% per year.

Each interest period will begin on and include a payment date and end on but exclude the next payment date. However, the first interest period will begin on and include the closing date.

Interest on the Class A notes, Class B notes and the Class C notes will be calculated based on a 360-day year of twelve 30-day months.

If the trust does not pay interest as calculated above to any class on a payment date, the amount not paid will be due on the next payment date, together with interest on the overdue amount of regular monthly interest at 2% plus the interest rate payable on the notes for the applicable class.

Revolving Period; Source of Principal Payments

During the revolving period, no principal payments will be made on your notes. During the controlled accumulation period and the early amortization period, deposits to the principal accumulation account and principal payments on the Series 2009-3 notes, as applicable, will be made on each payment date from the following sources:

(a)          principal collections allocated to your series based on your allocation percentage and required to be deposited into the collection account for your series, less any amounts required to be reallocated to cover interest payments on the Series 2009-3 notes, certain fees and expenses payable to the indenture trustee, the owner trustee and the administrator for the trust or monthly servicing fee payments; plus

(b)         any amount on deposit in the excess funding account allocated to your series on that payment date; plus

(c)          any finance charge collections or other amounts required to be treated as principal collections in order to cover the share of defaulted principal receivables, uncovered dilution amounts and shortfalls in the Minimum Free Equity Amount allocated to your series or to reinstate prior reductions to the collateral amount; plus

(d)         any principal collections from other series that are shared with your series.

Controlled Accumulation Period

The controlled accumulation period is scheduled to commence on March 22, 2011, and to last five months. On each determination date until the controlled accumulation period begins, the servicer, on behalf of the trust, will review the amount of expected principal collections and determine the number of months expected to be required to fully fund the principal accumulation account by the expected principal payment date as described under “Description of the Notes—Length of Controlled Accumulation Period” in the accompanying prospectus. If the number of months needed to fully fund the principal accumulation account by the expected principal payment date is less than or more than the number of months in the scheduled controlled accumulation period, the trust will either postpone the controlled accumulation period or start the controlled accumulation period earlier than the then-currently scheduled controlled accumulation period, as applicable, so that the number of months in the scheduled controlled accumulation period equals the number of months expected to be needed to fully fund the principal accumulation account by the expected principal payment date. In no event will the controlled accumulation period be less than one month.

On each payment date relating to the controlled accumulation period, funds will be deposited in the principal accumulation account in amount equal to the least of:

(1)          funds available for this purpose for your series with respect to that payment date;

(2)          the outstanding principal amount of the Series 2009-3 notes as of the last day of the revolving period, divided by the number of months in the controlled accumulation period, plus any amounts required to be deposited to the principal accumulation account on prior payment dates that have not yet been deposited;

(3)          an amount equal to the outstanding principal amount of the notes, minus the amount on deposit in the principal accumulation account prior to any deposits on that date; and

(4)          the collateral amount.

Any remaining funds not deposited in the principal accumulation account first will be made available to other series as shared principal collections and second will either be deposited in the excess funding account under the circumstances described under “The Trust—Capitalization of Trust; Minimum Free Equity Amount” and “—Shared Principal Collections” in the accompanying prospectus or distributed to us or our assigns. During the controlled accumulation period, if the excess collateral amount exceeds the required excess collateral amount, the excess collateral amount will be reduced, but not below the required excess collateral amount, by the amount of funds applied as described in the preceding sentence.

Unless an early amortization period commences prior to the expected principal payment date, amounts in the principal accumulation account will be paid on the expected principal payment date to the Class A noteholders until the outstanding principal amount of the Class A notes has been paid in full, then to the Class B noteholders until the outstanding principal amount of the Class B notes has been paid in full, and then to the Class C noteholders until the outstanding principal amount of the Class C notes has been paid in full.

Early Amortization Period

On each payment date relating to the early amortization period, the Class A noteholders will be entitled to receive funds available for principal payments for Series 2009-3 for the related Monthly Period in an amount up to the outstanding principal amount of the Class A notes.

After payment in full of the outstanding principal amount of the Class A notes, the Class B noteholders will be entitled to receive, on each payment date relating to the early amortization period, the remaining available funds for Series 2009-3 for the related Monthly Period in an amount up to the outstanding principal amount of the Class B notes.

After payment in full of the outstanding principal amount of the Class A notes and the Class B notes, the Class C noteholders will be entitled to receive on each payment date relating to the early amortization period, the remaining available funds for Series 2009-3 for the related Monthly Period in an amount up to the outstanding principal amount of the Class C notes.

See “—Early Amortization Events” below for a discussion of events that might lead to the commencement of the early amortization period.

Subordination

The Class B notes are subordinated to the Class A notes. The Class C notes are subordinated to the Class A notes and the Class B notes. The excess collateral amount is subordinated to all three classes of notes. Interest payments will be made on the Class A notes prior to being made on the Class B notes and the Class C notes. Interest payments will be made on the Class B notes prior to being made on the Class C notes.

Principal payments on the Class B notes will not begin until the Class A notes have been paid in full. Except as described under “Description of Series Provisions—Spread Account Distributions,” principal payments on the Class C notes will not begin until the Class A notes and the Class B notes have been paid in full.

The collateral amount for your series will be reduced as the collateral is applied for the benefit of your series, for instance as principal payments are made on your series (other than principal payments made from funds on deposit in the spread account). In addition, the collateral amount can be applied for the benefit of your series in two other ways:

•                  by reallocating principal collections to make interest payments, to pay the fees of the indenture trustee, the owner trustee and the administrator for the trust and monthly servicing fee payments for your series, when finance charge collections are not sufficient to make these payments; and

•                  to absorb your series’ share of defaulted principal receivables and any uncovered dilution amounts, when finance charge collections are not sufficient to cover these amounts.

The excess collateral amount provides credit enhancement by absorbing these types of reductions. If the total amount of these latter two types of reductions exceeds the excess collateral amount, then the Class C notes may not be repaid in full. If the total amount exceeds the excess collateral amount and the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If the total amount exceeds the sum of the excess collateral amount and the principal amounts of the Class C and Class B notes, then the Class A notes may not be repaid in full.

If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes, then to the Class B notes and finally to the Class C notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to that class have been paid in full.

Application of Finance Charge Collections

We refer to your series’ share of finance charge collections, including recoveries, net investment proceeds transferred from the principal accumulation account, amounts withdrawn from the reserve account and any available excess finance charge collections from other series, collectively, as finance charge collections. On each payment date, the servicer, on behalf of the trust, will apply your series’ share of finance charge collections for the Monthly Period in the following order:

(1)                       to pay, pro rata, the following amounts allocated to your series: the accrued and unpaid fees and other amounts owed to the indenture trustee up to a maximum amount of $25,000 for each calendar year, accrued and unpaid fees and other amounts owed to the owner trustee up to a maximum amount of $25,000 for each calendar year, and accrued and unpaid fees and other amounts owed to the administrator for the trust up to a maximum amount of $25,000 for each calendar year;

(2)                      to pay the servicing fee for your series for the prior Monthly Period and any overdue servicing fee (to the extent not directly paid by the trust to the servicer during the month);

(3)                      to pay interest on the Class A notes, including any overdue interest and additional interest on the overdue interest;

(4)                      to pay interest on the Class B notes, including any overdue interest and additional interest on the overdue interest;

(5)                      to pay interest on the Class C notes, including any overdue interest and additional interest on the overdue interest;

(6)                      an amount equal to your series’ share of the defaulted principal receivables and uncovered dilution, if any, for the related Monthly Period, will be treated as principal collections for that Monthly Period;

(7)                      an amount equal to any previous reductions to the collateral amount on account of defaulted principal receivables, uncovered dilution or reallocations of principal collections in each case not previously reimbursed will be treated as principal collections for that Monthly Period;

(8)                      on and after the reserve account funding date, to deposit into the reserve account an amount equal to the excess, if any, of the required reserve account amount over the amount then on deposit in the reserve account;

(9)                      to deposit into the spread account an amount equal to the excess, if any, of the required spread account amount over the amount then on deposit in the spread account;

(10)                without duplication of the amount specified in clause (6) in respect of the uncovered dilution amount, an amount equal to the Series Allocation Percentage (calculated by excluding any series of notes that is excluded from this calculation in the related indenture supplement) of the excess, if any, of the Minimum Free Equity amount over the Free Equity Amount will be treated as principal collections for that Monthly Period;

(11)                unless an early amortization event has occurred, to pay, pro rata, any amounts owed to the indenture trustee, the owner trustee and the administrator for the trust to the extent allocated to your series and not paid pursuant to clause (1) above;

(12)                to cover any shortfalls in finance charge collections for other outstanding series in group one; and

(13)                if an early amortization event has occurred, first, to make principal payments on the Class A notes, the Class B notes and the Class C notes, in that order of priority, to the extent principal collections, including shared principal collections, allocated to your series are not sufficient to pay the notes in full, and, second, to pay, pro rata, any amounts owed to the indenture trustee, the owner trustee and the administrator for the trust to the extent allocated to your series and not paid pursuant to clause (1) above.

Reallocation of Principal Collections

If finance charge collections available to your series are not sufficient to pay the aggregate amount of those payments described in clauses (1) through (5) under the caption “—Application of Finance Charge Collections” above, then principal collections allocated to your series will be reallocated to cover these amounts. Any reallocation of principal collections is a use of the collateral for your notes. Consequently, these uses will reduce the remaining collateral amount by the amount that was reallocated. The amount of principal collections that will be reallocated on any payment date will not exceed the sum of the amounts described in the following clauses (1) through (3):

(1)   the lesser of:

•                  the excess of (a) the amount needed to make the payments described in clauses (1), (2) and (3) under the caption “—Application of Finance Charge Collections” above over (b) the amount of finance charge collections available to cover these amounts; and

•                  the excess, if any, of (a) 25.00% of the initial collateral amount over (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related Monthly Period, (ii) the amount of unreimbursed reallocated principal collections as of the previous payment date and (iii) any reductions to the collateral amount on account of reductions to the required excess collateral amount;

(2)   the lesser of:

•                  the excess of (a) the amount needed to make the payments described in clause (4) under the caption “—Application of Finance Charge Collections” above over (b) the amount of finance charge collections available to cover these amounts; and

•                  the excess, if any, of (a) 13.00% of the initial collateral amount over (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related Monthly Period, (ii) the amount of unreimbursed reallocated principal collections as of the previous payment date and after giving effect to the reallocation of principal collections to make the payments described in clauses (1), (2) and (3) under the caption “—Application of Finance Charge Collections” above on the then current payment date and (iii) any reductions to the collateral amount on account of reductions to the required excess collateral amount; and

(3)   the lesser of:

•                  the excess of (a) the amount needed to make the payments described in clause (5) under the caption “—Application of Finance Charge Collections” above over (b) the amount of finance charge collections and amounts withdrawn from the spread account that are available to cover that amount; and

•                  the excess, if any, of (a) 4.75% of the initial collateral amount over (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related Monthly Period, (ii) the amount of unreimbursed reallocated principal collections as of the previous payment date and after giving effect to the reallocation of principal collections to make the payments described in clauses (1) through (4) under the caption “—Application of Finance Charge Collections” above on the then current payment date and (iii) any reductions to the collateral amount on account of reductions to the required excess collateral amount.

Investor Charge-Offs

A portion of the defaulted principal receivables in each charged-off account will be allocated to the collateral amount for your series in an amount equal to your series’ allocation percentage on the date the account is charged-off. The allocation percentage is described under “—Allocation Percentages” above.

Dilution will also be allocated to the collateral amount for your series in the circumstances described in “The Servicers—Defaulted Receivables; Dilution; Investor Charge-Offs” in the accompanying prospectus. If dilution is allocated among each series for any Monthly Period, your series’ share of dilution will equal:

(1)          dilution to be allocated to all series for that Monthly Period, times

(2)          the Series Allocation Percentage for that Monthly Period, which will be determined on a weighted average basis for any Monthly Period in which a reset date occurs.

On each payment date, if the sum of the defaulted principal receivables and any remaining uncovered dilution allocated to the collateral amount for your series is greater than the finance charge collections used to cover those amounts, then the collateral amount will be reduced by the amount of the excess. Any reductions in the collateral amount on account of defaulted principal receivables and uncovered dilution will be reimbursed to the extent that finance charge collections are available for that purpose on any subsequent payment date.

Sharing Provisions

Your series is in group one for purposes of sharing excess finance charge collections. Your series will share excess finance charge collections with other series in group one. See “Description of the Notes—Shared Excess Finance Charge Collections” in the accompanying prospectus.

Your series is a principal sharing series; however, your series will not be entitled to share excess principal collections from other series on any payment date during the early amortization period that is prior to the expected principal payment date unless all outstanding series of notes are in early amortization periods. See “Description of the Notes—Shared Principal Collections” in the accompanying prospectus.

Principal Accumulation Account

The trust will establish and maintain a segregated trust account to serve as the principal accumulation account. During the controlled accumulation period, the servicer, on behalf of the trust, will make deposits to the principal accumulation account as described under “—Principal Payments” in the accompanying prospectus.

Funds on deposit in the principal accumulation account will be invested to the following payment date by the trust in highly rated investments that meet the criteria described in the indenture supplement. Investment earnings, net of investment losses and expenses, on funds on deposit in the principal accumulation account will be deposited in the collection account and treated as finance charge collections available to your series for the related Monthly Period. If, for any payment date, these net investment earnings are less than the sum of:

(a)          the product of (1) a fraction, the numerator of which is equal to the balance of the principal accumulation account, up to the outstanding principal amount of the Class A notes, on the last day of the calendar month preceding that payment date, and the denominator of which is equal to the outstanding principal amount of the Class A notes on the last day of the calendar month preceding that payment date and (2) the Class A monthly interest payment;

(b)         the product of (1) a fraction, the numerator of which is equal to the lesser of (i) the outstanding principal amount of the Class B notes on the last day of the calendar month preceding that payment date and (ii) the balance of the principal accumulation account in excess of the outstanding principal amount of the Class A notes on the last day of the calendar month preceding that payment date, and the denominator of which is equal to the outstanding principal amount of the Class B notes on the last day of the calendar month preceding that payment date and (2) the Class B monthly interest payment; and

(c)          the product of (1) a fraction, the numerator of which is equal to the balance of the principal accumulation account in excess of the outstanding principal amount of the Class A notes and Class B notes on the last day of the calendar month preceding that payment date, and the denominator of which is equal to the outstanding principal amount of the Class C notes on the last day of the calendar month preceding that payment date and (2) the Class C monthly interest payment;

then the trust will withdraw the shortfall, to the extent required and available, from the reserve account and deposit it in the collection account for use as finance charge collections that are available to your series.

Excess Collateral Amount

An excess collateral amount provides credit enhancement for your series. The initial excess collateral amount will be $47,500,000, which equals 4.75% of the initial collateral amount. The excess collateral amount at any time will equal the excess of the collateral amount for your series, calculated without reduction on account of funds on deposit in the principal accumulation account, over the outstanding principal amount of the Series 2009-3 notes.

On each payment date during the controlled accumulation period and early amortization period, the excess collateral amount will be decreased by the amount of funds that are available, but not required, to be deposited into the principal accumulation account on that payment date. However, no such reduction will be permitted to reduce the excess collateral amount below the required excess collateral amount. See “Description of Series Provisions—Controlled Accumulation Period” in this prospectus supplement and “Credit Enhancement—Excess Collateral Amount” in the accompanying prospectus.

The required excess collateral amount for your series on any day is currently equal to 4.75% of the total collateral amount on that day. However, a percentage lower than 4.75% may be used to calculate the required excess collateral amount in the future if the Rating Agency Condition is satisfied. In addition:

(a)          except as provided in clause (c), the required excess collateral amount will never be less than 3.0% of the initial collateral amount,

(b)         except as provided in clause (c), the required excess collateral amount will not be reduced during an early amortization period, and

(c)          the required excess collateral amount will never exceed the aggregate outstanding principal amount of the notes, minus the balance on deposit in the principal accumulation account.

Reserve Account

The trust will establish and maintain a segregated account to serve as the reserve account. The reserve account is established to assist with the distribution of interest on the notes during the controlled accumulation period and on the first payment date with respect to the early amortization period. On each payment date from and after the reserve account funding date, but prior to the termination of the reserve account, the trust will apply finance charge collections available to your series at the priority identified above under “—Application of Finance Charge Collections” to increase the amount on deposit in the reserve account to the extent the amount on deposit in the reserve account is less than the required reserve account amount.

Unless the Rating Agency Condition is satisfied with respect to the postponement of the reserve account funding date, the reserve account funding date will be a date selected by the servicer, on behalf of the trust, that is not later than the payment date with respect to the Monthly Period which commences three months prior to the commencement of the controlled accumulation period.

The required reserve account amount for any payment date on or after the reserve account funding date will be equal to (a) 0.50% of the outstanding principal amount of the notes or (b) any other amount designated by the trust. The trust may only designate a lesser amount if the Rating Agency Condition is satisfied and we will certify to the indenture trustee that, based on the facts known to the certifying officer at the time, in our reasonable belief, the designation will not cause an early amortization event to occur for Series 2009-3.

On each payment date, after giving effect to any deposit to be made to, and any withdrawal to be made from, the reserve account on that payment date, the trust will withdraw from the reserve account an amount equal to the excess, if any, of the amount on deposit in the reserve account over the required reserve account amount, and the amount withdrawn will no longer be available for your notes. Any amounts withdrawn from the reserve account and distributed to us or our assigns will not be available for distribution to the noteholders.

All amounts on deposit in the reserve account on any payment date—after giving effect to any deposits to, or withdrawals from, the reserve account to be made on that payment date—will be invested to the following payment date by the trust, in highly rated investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on these investments will be either retained in the reserve account to the extent the amount on deposit is less than the required reserve account amount or deposited in the finance charge account for your series and treated as finance charge collections available to your series.

On or before each payment date with respect to the controlled accumulation period and on or before the first payment date with respect to the early amortization period, the trust will withdraw from the reserve account and deposit in the collection account an amount equal to the least of:

(1)          the amount then on deposit in the reserve account with respect to that payment date;

(2)          the amount of the shortfall described under “—Principal Accumulation Account” above; and

(3)          the required reserve account amount.

Amounts withdrawn from the reserve account on any payment date will be included as finance charge collections available to your series for that payment date.

The reserve account will be terminated upon the earliest to occur of:

(1)          the first payment date for the early amortization period;

(2)          the expected principal payment date; and

(3)          the termination of the trust.

Upon the termination of the reserve account, all amounts on deposit in the reserve account, after giving effect to any withdrawal from the reserve account on that date, will be distributed to us or our assigns. Any amounts withdrawn from the reserve account and distributed to us or our assigns will not be available for distribution to the noteholders.

Spread Account

The trust will establish and maintain as a segregated account primarily for the benefit of the Class C noteholders to serve as the spread account. Amounts on deposit in the spread account will be used as described below under “—Spread Account Distributions.”

The spread account initially will not be funded, but will be funded up to the required spread account amount on each payment date from finance charge collections allocated to your series to the extent available for that purpose.  Prior to the occurrence of an event of default and acceleration of the Series 2009-3 notes, the required spread account amount will never exceed the outstanding principal amount of the Class C notes after taking into account any payments to be made on that payment date.  The required spread account amount may be changed at any time without the consent of the Class A or Class B noteholders.

Funds on deposit in the spread account will be invested by the trust in highly rated investments that meet the criteria described in the indenture supplement. Investment earnings, net of losses and investment expenses, will, except as otherwise indicated in this prospectus supplement, not be deposited into the spread account and will be distributed to us. However, after an event of default and acceleration of the maturity of the Series 2009-3 notes, these investment earnings will be available for payment to holders of the Series 2009-3 notes as described under “—Spread Account Distributions” below.

Spread Account Distributions

On or before each payment date, the trust will withdraw from the spread account, and deposit in the distribution account for payment to the Class C noteholders an amount equal to the least of:

(1)          the amount on deposit in the spread account with respect to that payment date;

(2)          the shortfall, if any, in the amount of finance charge collections that are available to cover the interest payable on the Class C notes; and

(3)          the required spread account amount for that payment date.

Unless an early amortization event occurs, the trust will withdraw from the spread account and deposit into the collection account for distribution to the Class C noteholders on the expected principal payment date an amount equal to the lesser of:

(1)          the amount on deposit in the spread account after application of any amounts as set forth in the immediately preceding paragraph; and

(2)          the outstanding principal amount of the Class C notes after the application of any amounts on that payment date.

Except as provided in the following paragraph, if an early amortization event occurs, the amount, if any, remaining on deposit in the spread account, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes on the earlier of the final maturity date and the first payment date on which the outstanding principal amount of the Class A and Class B notes has been paid in full.

In addition, on any day after the occurrence of an event of default with respect to Series 2009-3 and the acceleration of the maturity date, the trust will withdraw from the spread account the outstanding amount on deposit in the spread account and deposit that amount into the distribution account for distribution to the Class C noteholders, the Class A noteholders and the Class B noteholders, in that order of priority, to fund any shortfalls in amounts owed to those noteholders.

Early Amortization Events

An early amortization event may occur for the Series 2009-3 notes upon the occurrence of any of the following events:

(a)          our failure (1) to make any payment or deposit on the date required to be made under the trust receivables purchase agreement or the transfer agreement on or before the date that is five business days after the date the payment or deposit is required to be made or (2) to observe or perform in any material respect its other covenants or agreements set forth in the trust receivables purchase agreement or the transfer agreement which failure has a material adverse effect on the Series 2009-3 noteholders and which continues unremedied for a period of 60 days after written notice of the failure, requiring the same to be remedied, has been given to us by the indenture trustee or to us and the indenture trustee by any holder of the Series 2009-3 notes;

(b)         any representation or warranty made by us in the trust receivables purchase agreement or the transfer agreement or any information required to be given by us to identify the accounts proves to have been incorrect in any material respect when made or delivered and which continues to be incorrect in any material respect for a period of 60 days after written notice of the failure, requiring the same to be remedied, and as a result of which the interests of the Series 2009-3 noteholders are materially and adversely affected and continue to be materially and adversely affected for the designated period; except that an early amortization event described in this subparagraph (b) will not occur if we have accepted reassignment of the related receivable or all related receivables, if applicable, within the designated period;

(c)          our failure to convey receivables in additional accounts or participations to the trust when required to do so;

(d)         any of the following servicer defaults or breaches:

(1)          a servicer default described under “The Servicers—Servicer Default; Successor Servicer” in the accompanying prospectus;

(2)          failure by the servicer to observe or perform in any material respect any of its covenants or agreements in the servicing agreement if the failure has a material adverse effect on the noteholders which continues unremedied for a period of 60 days after notice to the trust by the indenture trustee or noteholders of at least 25% of the outstanding principal amount of the notes;

(3)          the servicer delegates its duties, except as specifically permitted under the servicing agreement, and the delegation remains unremedied for 15 days after written notice to the trust by the indenture trustee; or

(4)          any representation, warranty or certification made by the servicer in the servicing agreement, or in any certificate delivered in accordance with the servicing agreement, proves to have been incorrect when made if it:

•                  has a material adverse effect on the rights of the noteholders; and

•                  continues to be incorrect in any material respect for a period of 60 days after notice to the trust by the indenture trustee or noteholders of at least 25% of the outstanding principal amount of the notes;

(e)          (i) the average of the Portfolio Yields for the two Monthly Periods immediately preceding the December 2009 Payment Date is less than the average of the Base Rates for the same Monthly Periods, or (ii) beginning with the three consecutive Monthly Periods immediately preceding the January 2010 payment date, the average of the Portfolio Yields for any three consecutive Monthly Periods is less than the average of the Base Rates for the same Monthly Periods;

(f)            the outstanding principal amount of the Class A notes, the Class B notes or the Class C notes is not paid in full on the expected principal payment date;

(g)         specified bankruptcy, insolvency, liquidation, conservatorship, receivership or similar events relating to us or any originator of accounts;

(h)         we are unable for any reason to transfer receivables to the trust or the bank is unable to transfer receivables to us;

(i)             the trust becomes subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or

(j)             an event of default for Series 2009-3 and an acceleration of the maturity of the Series 2009-3 notes occurs under the indenture.

In the case of any event described in clause (a), (b) or (d) above, an early amortization event will be deemed to have occurred with respect to the notes only if, after any applicable grace period, either the indenture trustee or the Series 2009-3 noteholders evidencing interests aggregating more than 50% of the aggregate unpaid principal amount of the Series 2009-3 notes, by written notice to the trust, with a copy to the indenture trustee if notice is given by the Series 2009-3 noteholders, declare that an early amortization event has occurred with respect to the Series 2009-3 notes as of the date of the notice.

In the case of any event described in clause (g), (h) or (i), an early amortization event with respect to all series then outstanding, and in the case of any event described in clause (c), (e), (f) or (j) an early amortization event with respect to only the Series 2009-3 notes, will occur without any notice or other action on the part of the indenture trustee or the Series 2009-3 noteholders immediately upon the occurrence of the event.

On the date on which an early amortization event is deemed to have occurred, the early amortization period will begin.

See “Description of the Notes—Early Amortization Events” in the accompanying prospectus for an additional discussion of the consequences of insolvency, conservatorship or receivership events related to us and the bank.

Events of Default

The events of default for Series 2009-3, as well as the rights and remedies available to the indenture trustee and the Series 2009-3 noteholders when an event of default occurs, are described under “Description of the Notes—Events of Default; Rights Upon Event of Default” in the accompanying prospectus.

In the case of an event of default involving bankruptcy, insolvency or similar events relating to the trust, the principal amount of the Series 2009-3 notes automatically will be deemed to be immediately due and payable. If any other event of default for Series 2009-3 occurs, the indenture trustee or the holders of not less than a majority of the then-outstanding principal amount of the Series 2009-3 notes may declare the Series 2009-3 notes to be immediately due and payable. If the Series 2009-3 notes are accelerated, you may receive principal prior to the expected principal payment date for your class of notes.

Servicing Compensation and Payment of Expenses

The servicing fee rate for your series is 2% per year. Your series’ share of the servicing fee for each month will be calculated as described under “The Servicers—Servicing Compensation and Payment of Expenses” in the accompanying prospectus.

On each payment date, the trust will allocate to your series a portion of the unpaid fees and other amounts owed to the indenture trustee, the owner trustee and the administrator for the trust in an amount equal to any such amounts attributable solely to your series, plus your series’ Series Allocation Percentage of any other amounts that are attributable to more than one series, as described under “Description of the Notes—Fees and Expenses Payable from Collections” in the accompanying prospectus. These amounts will be paid from finance charge collections allocated to your series as described under “Description of Series Provisions—Application of Finance Charge Collections.”

Reports to Noteholders

On each payment date, the trust will forward to each noteholder a statement substantially in the form of Annex II to this prospectus supplement or in the form otherwise agreed to by the trust and the indenture trustee from time to time. Annex II is included at the end of this prospectus supplement and is incorporated into this prospectus supplement.

Legal Proceedings

There are no legal proceedings pending or proceedings known by us to be contemplated by governmental authorities involving the depositor, the sponsor, the servicer, any subservicer or the trust, or to our knowledge, the owner trustee or the indenture trustee that are material to noteholders.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement between us, the trust and the underwriter named below, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the principal amount of the notes set forth opposite its name:

Class A Underwriter	Principal Amount of Class A Notes
Banc of America Securities LLC	$750,000,000
Total	$750,000,000

In the underwriting agreement, the underwriter of the Class A  notes has agreed, subject to the terms and conditions set forth in that agreement, to purchase the Class A notes offered by this prospectus supplement if any of the notes in that class are sold.

The underwriter of the Class A notes has advised us that it proposes initially to offer the notes to the public at the prices set forth in this prospectus supplement, and to dealers chosen by the underwriter at the prices set forth in this prospectus supplement less a concession not in excess of the percentages set forth in the following table. The underwriter of the Class A notes and those dealers may reallow a concession not in excess of the percentages set forth in the following table.

After the initial public offering of the notes, the public offering prices and the concessions referred to in this paragraph may be changed. Additional offering expenses are estimated to be $1,000,000. The underwriter has agreed to pay certain expenses incurred in connection with the issuance and distribution of the notes.

Class A Notes
Concessions	0.1200%
Reallowances	0.0600%

The underwriter will be compensated as set forth in the following table:

	Underwriter’s Discounts and Commissions	Amount per $1,000 of Principal	Total Amount
Class A Notes	0.20%	$2.00	$1,500,000

The underwriter has represented and agreed that:

(a)          it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity; and

(b)         it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Further, in relation to each member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) the underwriter has represented and agreed that it has not made and will not make an offer of Notes to the public in that Relevant Member State other than:

(a)          to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)         to any legal entity which has two or more of the following: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)          to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)         in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of the above paragraph, (A) the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, (B) the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and (C) the countries comprising the “European Economic Area” are Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden and the United Kingdom.

We and RFS Holding, Inc. will indemnify the underwriter for certain liabilities specified in the underwriting agreement, including liabilities under the Securities Act, or will contribute to payments the underwriter may be required to make in connection with those liabilities as described in the underwriting agreement.

The underwriter may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the notes in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. The underwriter does not have an “overallotment” option to purchase additional notes in the offering, so syndicate sales in excess of the offering size will result in a naked short position. The underwriter must close out any naked short position through syndicate covering transactions in which the underwriter purchases notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that would adversely affect investors who purchase in the offering. Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a syndicate covering transaction. Over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter represent that the underwriter will engage in any of these transactions or that those transactions, once commenced, will not be discontinued without notice at any time.

In the ordinary course of their respective businesses, the underwriter and its affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with us and our affiliates.

Legal Matters

Certain legal matters relating to the issuance of the Series 2009-3 notes will be passed upon for us by Mayer Brown LLP as special counsel for us. Certain legal matters relating to the federal tax consequences of the issuance of the Series 2009-3 notes will be passed upon for us by Mayer Brown LLP. Certain legal matters relating to the issuance of the Series 2009-3 notes will be passed upon for the underwriter by Bingham McCutchen LLP.

Glossary of Terms for Prospectus Supplement

“Average Principal Balance” means, for any Monthly Period in which a reset date occurs, the sum of:

•                  the Aggregate Principal Receivables determined as of the close of business on the last day of the prior Monthly Period, multiplied by a fraction, the numerator of which is the number of days from and including the first day of that Monthly Period, to but excluding the related reset date and the denominator of which is the number of days in that Monthly Period; and

•                  for each reset date during that Monthly Period, the product of the Aggregate Principal Receivables determined as of the close of business on that reset date, multiplied by a fraction, the numerator of which is the number of days from and including that reset date, to the earlier of the last day of that Monthly Period (in which case that period will include the last day of the Monthly Period) or the next reset date (in which case that period will exclude that reset date), and the denominator of which is the number of days in that Monthly Period.

“Base Rate” means, with respect to any Monthly Period, the annualized percentage equivalent of a fraction:

•                  the numerator of which is the sum of (a) the interest due on the Series 2009-3 notes, (b) the monthly servicing fee payment for your series and (c) the amounts payable pursuant to clause (1) under the caption “Description of Series Provisions—Application of Finance Charge Collections”, in each case payable on the following payment date; and

•                  the denominator of which is the collateral amount, plus amounts on deposit in the principal accumulation account, each as of the last day of that Monthly Period.

“Portfolio Yield” means, with respect to any Monthly Period, the annualized percentage equivalent of a fraction:

•                  the numerator of which is the amount of finance charge collections allocated to your series, including recoveries, net investment earnings and amounts withdrawn from the reserve account treated as finance charge collections, but excluding excess finance charge collections allocated to your series, minus the amount of defaulted principal receivables and uncovered dilution allocated to your series for that Monthly Period; and

•                  the denominator of which is the collateral amount plus amounts on deposit in the principal accumulation account, each as of the last day of that Monthly Period.

“Rating Agency Condition” means, with respect to Series 2009-3 and any action, (i) that Moody’s shall have notified the trust in writing that such action will not result in a reduction or withdrawal of the rating, if any, of any outstanding class with respect to which Moody’s is a rating agency or (ii) with respect to any outstanding class with respect to which Fitch is a rating agency, 10 days’ prior written notice (or, if 10 days’ advance notice is impracticable, as much advance notice as is practicable) to Fitch.

“Required Retained Transferor Percentage” means, for Series 2009-3, 4%, subject to increase to 7% if GE Capital’s long-term unsecured debt is rated Aa2 or lower by Moody’s or AA or lower by Standard & Poor’s.  GE Capital is currently rated Aa2 by Moody’s, so the Required Retained Transferor Percentage will be 7% on the closing date.

“Series Allocation Percentage” means, for Series 2009-3 and for each Monthly Period, a fraction,

•                  the numerator of which is the numerator used in determining your series’ allocation percentage for purposes of allocating finance charge collections for that Monthly Period, as described under “Description of Series Provisions—Allocation Percentages,” and

•                  the denominator of which is the sum of the numerators used in determining the allocation percentages used by all outstanding series for purposes of allocating finance charge collections;

provided that, if the allocation percentage for finance charge collections for any series has been reset during that Monthly Period, for the portion of the Monthly Period falling on and after each reset date and prior to any subsequent reset date, the Series Allocation Percentage will be calculated using a denominator which is equal to the sum of the numerators used in determining the allocation percentage for finance charge collections for all outstanding series as of the close of business on the subject reset date.

Annex I

Other Series of Notes Issued and Outstanding

The principal characteristics of the other outstanding series of notes previously issued by the trust are set forth in the table below. All of the outstanding series of notes are in group one.

1.  Series 2005-1

Initial collateral amount	$1,000,000,000
Class A principal amount	$790,000,000
Class B principal amount	$110,000,000
Class C principal amount	$52,500,000
Class A interest rate	One-month LIBOR plus 0.04% per year
Class B interest rate	One-month LIBOR plus 0.17% per year
Class C interest rate	One-month LIBOR plus 0.34% per year
Expected principal payment date	March 2010 payment date
Final maturity date	March 2013 payment date
Series issuance date	March 30, 2005

2.  Series 2005-3(1)

Initial collateral amount	$750,000,000
Class A principal amount	$592,500,000
Class B principal amount	$82,500,000
Class C principal amount	$39,375,000
Class A interest rate	4.13% per year
Class B interest rate	One-month LIBOR plus 0.30% per year
Class C interest rate	One-month LIBOR plus 0.40% per year
Expected principal payment date	June 2010 payment date
Final maturity date	June 2013 payment date
Series issuance date	June 30, 2005

(1) Effective September 22, 2009, the initial collateral amount is being increased to $790,000,000.

3.  Series 2007-1

Initial collateral amount	$1,240,000,000
Class A principal amount	$1,007,500,000
Class B principal amount	$114,700,000
Class C principal amount	$80,600,000
Class A interest rate	One-month LIBOR plus 0.00% per year
Class B interest rate	4.95% per year
Class C interest rate	One-month LIBOR plus 0.27% per year
Expected principal payment date	March 2010 payment date
Final maturity date	March 2013 payment date
Series issuance date	March 29, 2007

A-1-1

4.  Series 2007-2

Initial collateral amount	$1,072,000,000
Class A principal amount	$871,000,000
Class B principal amount	$99,160,000
Class C principal amount	$69,680,000
Class A interest rate	One-month LIBOR plus 0.04% per year
Class B interest rate	One-month LIBOR plus 0.18% per year
Class C interest rate	One-month LIBOR plus 0.36% per year
Expected principal payment date	March 2012 payment date
Final maturity date	March 2015 payment date
Series issuance date	March 29, 2007

5.  Series 2007-3(1)

Initial collateral amount	$1,500,000,000
Class A-1 principal amount	$949,750,000
Class A-2 principal amount	$269,000,000
Class B principal amount	$138,750,000
Class C principal amount	$97,500,000
Class A-1 interest rate	One-month LIBOR plus 0.01% per year
Class A-2 interest rate	5.40% per year
Class B interest rate	5.49% per year
Class C interest rate	One-month LIBOR plus 0.30% per year
Expected principal payment date	June 2010 payment date
Final maturity date	June 2013 payment date
Series issuance date	June 28, 2007

(1) Effective September 22, 2009, the initial collateral amount is being increased to $1,625,000,000.

6.  Series 2007-4

Initial collateral amount	$500,000,000
Class A principal amount	$406,250,000
Class B principal amount	$46,250,000
Class C principal amount	$32,500,000
Class A interest rate	One-month LIBOR plus 0.05% per year
Class B interest rate	One-month LIBOR plus 0.20% per year
Class C interest rate	One-month LIBOR plus 0.42% per year
Expected principal payment date	June 2012 payment date
Final maturity date	June 2015 payment date
Series issuance date	June 28, 2007

7. Series 2007-VFN4

Initial collateral amount	$937,500,000
Expected principal payment date:	August 2010 payment date
Final maturity date:	August 2013 payment date

A-1-2

8. Series 2007-VFN7

Initial collateral amount	$781,250,000
Expected principal payment date:	November 2010 payment date
Final maturity date:	November 2013 payment date

9. Series 2008-VFN1

Initial collateral amount	$598,802,395
Expected principal payment date:	February 2011 payment date
Final maturity date:	February 2014 payment date

10. Series 2008-VFN2

Initial collateral amount	$461,538,462
Expected principal payment date:	May 2010 payment date
Final maturity date:	May 2013 payment date

11. Series 2008-VFN3

Initial collateral amount	$676,923,077
Expected principal payment date:	August 2010 payment date
Final maturity date:	August 2013 payment date

12. Series 2008-VFN4

Initial collateral amount	$643,086,818
Expected principal payment date:	April 2010 payment date
Final maturity date:	April 2013 payment date

13.  Series 2009-1

Initial collateral amount	$1,374,570,447
Class A principal amount	$1,000,000,000
Class B principal amount	$168,384,879
Class C principal amount	$109,965,636
Class A interest rate	One-month LIBOR plus 2.10% per year
Class B interest rate	One-month LIBOR plus 8.00% per year
Class C interest rate	One-month LIBOR plus 9.50% per year
Expected principal payment date	April 2012 payment date
Final maturity date	April 2015 payment date
Series issuance date	May 12, 2009

14. Series 2009-VFN1

Initial collateral amount	$687,285,224
Expected principal payment date:	May 2011 payment date
Final maturity date:	May 2014 payment date

15. Series 2009-VFN2

Initial collateral amount	$962,199,313
Expected principal payment date:	May 2011 payment date
Final maturity date:	May 2014 payment date

A-1-3

16. Series 2009-VFN3

Initial collateral amount	$509,554,141
Expected principal payment date:	May 2011 payment date
Final maturity date:	May 2014 payment date

17. Series 2009-2

Initial collateral amount	$2,333,333,334
Class A principal amount	$1,750,000,000
Class B principal amount	$280,000,000
Class C principal amount	$192,500,000
Class A interest rate	3.69% per year
Class B interest rate	7.90% per year
Class C interest rate	9.50% per year
Expected principal payment date	July 2012 payment date
Final maturity date	July 2015 payment date
Series issuance date	August 13, 2009

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Annex II

Monthly Noteholder’s Statement
GE Capital Credit Card Master Note Trust

Class A 2.54% Notes

Class B 6.42% Notes

Class C 9.32% Notes

Pursuant to the Master Indenture, dated as of September 25, 2003 (as amended and supplemented, the “Indenture”) between GE Capital Credit Card Master Note Trust (the “Issuer”) and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), as supplemented by the Series 2009-3 Indenture Supplement (the “Indenture Supplement”), dated as of September 21, 2009, between the Issuer and the Indenture Trustee, the Issuer is required to prepare, or cause the Servicer to prepare, certain information each month regarding current distributions to the Series 2009-3 Noteholders and the performance of the Trust during the previous month. The information required to be prepared with respect to the Payment Date of [•], 20[•], and with respect to the performance of the Trust during the Monthly Period ended [•], 20[•] is set forth below. Capitalized terms used herein are defined in the Indenture and the Indenture Supplement. The undersigned, an Authorized Officer of the Servicer, does hereby certify as follows:

Record Date:	[•], 20[•]
Monthly Period Beginning:	[•], 20[•]
Monthly Period Ending:	[•], 20[•]
Previous Payment Date:	[•], 20[•]
Payment Date:	[•], 20[•]
Interest Period Beginning:	[•], 20[•]
Interest Period Ending:	[•], 20[•]
Days in Monthly Period:	[•]
Days in Interest Period:	[•]
Is there a Reset Date?	[No][Yes]

I.                                        Trust Receivables Information

a.                   Number of Accounts Beginning

b.                  Number of Accounts Ending

c.                   Average Account Balance (q/b)

d.                  BOP Principal Receivables

e.                   BOP Finance Charge Receivables

f.                     BOP Total Receivables

g.                  Increase in Principal Receivables from Additional Accounts

h.                  Increase in Principal Activity on Existing Securitized Accounts

i.                      Increase in Finance Charge Receivables from Additional Accounts

j.                      Increase in Finance Charge Activity on Existing Securitized Accounts

k.                   Increase in Total Receivables

l.                      Decrease in Principal Receivables due to Account Removal

m.                Decrease in Principal Activity on Existing Securitized Accounts

n.                  Decrease in Finance Charge Receivables due to Account Removal

o.                  Decrease in Finance Charge Activity on Existing Securitized Accounts

p.                  Decrease in Total Receivables

q.                  EOP Aggregate Principal Receivables

r.                     EOP Finance Charge Receivables

s.                   EOP Total Receivables

t.                     Excess Funding Account Balance

u.                  Required Principal Balance

v.                  Minimum Free Equity Amount (EOP Aggregate Principal Receivables * 7.0%)

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w.                Free Equity Amount (EOP Principal Receivables - EOP Collateral Amount)

II.                                    Investor Information (Trust Level)

a.                   Note Principal Balance (Sum of all Series)

i.                  Beginning of Interest Period

ii.               Increase in Note Principal Balance due to New Issuance

iii.            Decrease in Note Principal Balance due to Principal Paid

iv.           As of Payment Date

b.                  Excess Collateral Amount (Sum of all Series)

i.                  Beginning of Interest Period

ii.               Additional Enhancement Amount

iii.            Increase in Excess Collateral Amount due to New Issuance

iv.           Reductions in Required Excess Collateral Amount

v.              Increase in Unreimbursed Investor Charge-Off

vi.           Decrease in Unreimbursed Investor Charge-Off

vii.        Increase in Unreimbursed Reallocated Principal Collections

viii.     Decrease in Unreimbursed Reallocated Principal Collections

ix.             As of Payment Date

c.                   Collateral Amount (Sum of all Series)

i.                  End of Prior Monthly Period

ii.               Beginning of Interest Period

iii.            As of Payment Date

III.                                Trust Performance Data (Monthly Period)

a.                   Gross Trust Yield (Finance Charge Collections + Recoveries/BOP Principal Receivables)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

b.                  Payment Rate (Principal Collections/BOP Principal Receivables)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

c.                   Gross Charge-Off Rate excluding Fraud (Default Amount for Defaulted Accounts — Fraud Amount/BOP Principal Receivables)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

d.                  Charge-Off Rate (Default Amount for Defaulted Accounts/BOP Principal Receivables)

e.                   Net Charge-Off Rate excluding Fraud (Default Amount for Defaulted Accounts - Recoveries - Fraud Amount / BOP Principal Receivables)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

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f.                     Net Charge-Off Rate (Default Amount for Defaulted Accounts - Recoveries/ BOP Principal Receivables)

g.                  Default Amount for Defaulted Accounts

h.                  Recoveries

i.                      Collections

i.                  Total Trust Finance Charge Collections

ii.               Total Trust Principal Collections

iii.            Total Trust Collections

j.                      Delinquency Data

	Percentage	Amount
i. 1-29 Days Delinquent
ii. 30-59 Days Delinquent
iii. 60-89 Days Delinquent
iv. 90-119 Days Delinquent
v. 120-149 Days Delinquent
vi. 150 or Greater Days Delinquent

IV.                               Series Performance Data

a.                   Portfolio Yield (Finance Charge Collections + Recoveries - Aggregate Investor Default Amount + PAA Inv Proceeds/BOP Collateral)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

b.                  Base Rate (Noteholder Servicing Fee + Admin Fee + Monthly Interest/BOP Collateral)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Three-Month Average

c.                   Excess Spread Percentage (Portfolio Yield - Base Rate)

i.                  Current

ii.               Prior Monthly Period

iii.            Two Months Prior Monthly Period

iv.           Quarterly Excess Spread Percentage

V.                                   Investor Information Regarding Distributions to Noteholders

a.                   The total amount of the distribution to Class A Noteholders per $1000 Note Initial Principal Balance.

b.                  The amount of the distribution set forth in paragraph a. above in respect of interest on the Class A Notes, per $1000 Note Initial Principal Balance.

c.                   The amount of the distribution set forth in paragraph a. above in respect of principal on the Class A Notes, per $1000 Note Initial Principal Balance.

d.                  The total amount of the distribution to Class B Noteholders per $1000 Note Initial Principal Balance.

e.                   The amount of the distribution set forth in paragraph d. above in respect of interest on the Class B Notes, per $1000 Note Initial Principal Balance.

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f.                     The amount of the distribution set forth in paragraph d. above in respect of principal on the Class B Notes, per $1000 Note Initial Principal Balance.

g.                  The total amount of the distribution to Class C Noteholders per $1000 Note Initial Principal Balance.

h.                  The amount of the distribution set forth in paragraph g. above in respect of interest on the Class C Notes, per $1000 Note Initial Principal Balance.

i.                      The amount of the distribution set forth in paragraph g. above in respect of principal on the Class C Notes, per $1000 Note Initial Principal Balance.

VI.                               Investor Information

a.                   Class A Note Initial Principal Balance

b.                  Class B Note Initial Principal Balance

c.                   Class C Note Initial Principal Balance

d.                  Initial Excess Collateral Amount

e.                   Initial Collateral Amount

f.                     Class A Note Principal Balance

i.                  Beginning of Interest Period

ii.               Principal Payment

iii.            As of Payment Date

g.                  Class B Note Principal Balance

i.                  Beginning of Interest Period

ii.               Principal Payment

iii.            As of Payment Date

h.                  Class C Note Principal Balance

i.                  Beginning of Interest Period

ii.               Principal Payment

iii.            As of Payment Date

i.                      Excess Collateral Amount

i.                  Beginning of Interest Period

ii.               Reduction in Excess Collateral Amount

iii.            As of Payment Date

j.                      Collateral Amount

i.                  Beginning of Interest Period

ii.               Increase/Decrease in Unreimbursed Investor Charge-Offs

iii.            Increase/Decrease in Reallocated Principal Collections

iv.           Reduction in Excess Collateral Amount

v.              Principal Accumulation Account Deposit

vi.           As of Payment Date

vii.        Collateral Amount as a Percentage of Note Trust Principal Balance

viii.     Amount by which Note Principal Balance exceeds Collateral Amount

k.                   Required Excess Collateral Amount

VII.                           Investor Charge-Offs and Reallocated Principal Collections (Section references relate to Indenture Supplement)

a.                   Beginning Unreimbursed Investor Charge-Offs

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b.                  Current Unreimbursed Investor Defaults

c.                   Current Unreimbursed Investor Uncovered Dilution Amount

d.                  Current Reimbursement of Investor Charge-Offs

e.                   Ending Unreimbursed Investor Charge-Offs

f.                     Beginning Unreimbursed Reallocated Principal Collections

g.                  Current Reallocated Principal Collections

h.                  Current Reimbursement of Reallocated Principal Collections

i.                      Ending Unreimbursed Reallocated Principal Collections

VIII.      Investor Percentages—BOP Balance and Series Account Information

a.                   Allocation Percentage Numerator—for Finance Charge Collections and Default Amounts

b.                  Allocation Percentage Numerator—for Principal Collections

c.                   Allocation Percentage Denominator

i.                  Aggregate Principal Receivables Balance as of Prior Monthly Period

ii.               Number of Days at Balance

iii.            Average Principal Balance

d.                  Sum of Allocation Percentage Numerators for all outstanding Series with respect to Finance Charge Collections and Default Amounts

e.                   Sum of Allocation Percentage Numerators for all outstanding Series with respect to Principal Collections

f.                     Allocation Percentage, Finance Charge Collections and Default Amount

g.                  Allocation Percentage, Principal Collections

h.                  Series Allocation Percentage

IX.         Collections and Allocations

	Trust	Series
a. Finance Charge Collections
b. Recoveries
c. Principal Collections
d. Default Amount
e. Dilution
f. Investor Uncovered Dilution Amount
g. Dilution including Fraud Amount
h. Available Finance Charge Collections

i.                  Investor Finance Charge Collections

ii.               Excess Finance Charge Collections allocable to Series 2009-3

iii.            Principal Accumulation Account Investment Proceeds

iv.           Investment earnings in the Reserve Account

v.              Reserve Account Draw Amount

vi.           Recoveries

i.                      Available Finance Charge Collections

j.                      Total Collections to Series

k.                   Total Finance Charge Collections deposited in the Collection Account (net of any amounts distributed to Transferor and owed to Servicer)

X.                                   Application of Available Funds pursuant to Section 4.4(a) of the Indenture Supplement

a.                   Available Finance Charge Collections

i.                  On a pari passu basis:

a.               Payment to the Indenture Trustee, to a maximum of $25,000

b.              Payment to the Trustee, to a maximum of $25,000

c.               Payment to the Administrator, to a maximum of $25,000

ii.               To the Servicer:

a.               Noteholder Servicing Fee

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b.              Noteholder Servicing Fee previously due but not paid

c.               Total Noteholder Servicing Fee

iii.            On a pari passu basis:

a.               Class A Monthly Interest

b.              Class A Deficiency Amount

c.               Class A Additional Interest

d.              Class A Additional Interest not paid on prior Payment Date

iv.           On a pari passu basis:

a.               Class B Monthly Interest

b.              Class B Deficiency Amount

c.               Class B Additional Interest

d.              Class B Additional Interest not paid on prior Payment Date

v.              On a pari passu basis:

a.               Class C Monthly Interest

b.              Class C Deficiency Amount

c.               Class C Additional Interest

d.              Class C Additional Interest not paid on prior Payment Date

vi.           To be treated as Available Principal Collections

a.               Aggregate Investor Default Amount

b.              Aggregate Investor Uncovered Dilution Amount

vii.        To be treated as Available Principal Collections, to the extent not previously reimbursed

a.               Investor Charge-offs

b.              Reallocated Principal Collections

viii.     Excess of Required Reserve Account Amount Over Available Reserve Account Amount

ix.             Amounts required to be deposited to the Spread Account

x.                To be treated as Available Principal Collections: Series Allocation Percentage of Minimum Free Equity Shortfall

xi.            Unless an Early Amortization Event has occurred, amounts that have not been paid pursuant to (a)(i) above

xii.          The balance, if any, will constitute a portion of Excess Finance Charge Collections for such Payment Date and first will be available for allocation to other Series in Group One and, second, paid to the Transferor, to be applied in accordance with Section 8.6 of the Indenture unless:

a.               There is an Early Amortization Period, in which case Excess Finance Charge Collections will be used to pay Monthly Principal; or

b.              GE Capital’s long-term unsecured debt rating is Aa2 or lower by Moody’s or AA or lower by S&P and the Free Equity Amount is less than the Minimum Free Equity Amount, in which case Excess Finance Charge Collections will be deposited to the Excess Funding Account up to such shortfall

XI.                               Excess Finance Charge Collections (Group One)

a.                   Total Excess Finance Charge Collections in Group One

b.                  Finance Charge Shortfall for Series 2009-3

c.                   Finance Charge Shortfall for all Series in Group One

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d.                  Excess Finance Charges Collections Allocated to Series 2009-3

XII.                           Available Principal Collections and Distributions (Section references relate to Indenture Supplement)

a.                   Investor Principal Collections

b.                  Less: Reallocated Principal Collections for the Monthly Period pursuant to Section 4.7

c.                   Plus: Shared Principal Collections allocated to this Series

d.                  Plus: Aggregate amount to be treated as Available Principal Collections pursuant to Section 4.4(a)(vi)

e.                   Plus: Aggregate amount to be treated as Available Principal Collections pursuant to Section 4.4(a)(vii)

f.                     Plus: During an Early Amortization Period, the amount of Available Finance Charge Collections used to pay principal on the Notes

g.                  Available Principal Collections (Deposited to Principal Account)

i.                  During the Revolving Period, Available Principal Collections treated as Shared Principal Collections

ii.               During the Controlled Accumulation Period, Available Principal Collections deposited to the Principal Accumulation Account

iii.            During the Early Amortization Period, Available Principal Collections deposited to the Distribution Account

iv.           Series Shared Principal Collections available to Group One

v.              Principal Distributions in order of priority

a.               Principal paid to Class A Noteholders

b.              Principal paid to Class B Noteholders

c.               Principal paid to Class C Noteholders

vi.           Total Principal Collections Available to Share (Inclusive of Series 2009-3)

vii.        Series Principal Shortfall

viii.     Shared Principal Collections allocated to this Series from other Series

XIII.                       Series 2009-3 Accumulation

a.                   Controlled Accumulation Period Length in months (scheduled)

b.                  Controlled Accumulation Amount

c.                   Controlled Deposit Amount

d.                  Accumulation Shortfall

e.                   Principal Accumulation Account Balance

i.                  Beginning of Interest Period

ii.               Controlled Deposit Amount

iii.            Withdrawal for Principal Payment

iv.           As of Payment Date

XIV.                      Reserve Account Funding (Section references relate to Indenture Supplement)

a.                   Reserve Account Funding Date (scheduled)

b.                  Required Reserve Account Amount (.50% of Note Principal Balance beginning on Reserve Account Funding Date)

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c.                   Beginning Available Reserve Account Amount

d.                  Reserve Draw Amount

e.                   Deposit pursuant to 4.4(a)(viii) the excess of b. over c.

f.                     Withdrawal for Reserve Account Surplus paid to Transferor pursuant to Section 4.10(d)

g.                  Withdrawal for Reserve Account Surplus paid to Transferor pursuant to Section 4.10(e)

h.                  Ending Available Reserve Account Amount

XV.                          Spread Account Funding (Section references relate to Indenture Supplement)

a.                   Spread Account Percentage

b.                  Required Spread Account Amount

c.                   Beginning Available Spread Account Amount

d.                  Withdrawal pursuant to 4.11(a)—Section 4.4(a)(v) Shortfall

e.                   Withdrawal pursuant to 4.11(b)—Class C Expected Principal Payment Date

f.                     Withdrawal pursuant to 4.11(c)—Early Amortization Event

g.                  Withdrawal pursuant to 4.11(d)—Event of Default

h.                  Deposit pursuant to 4.4(a)(ix)—Spread Account Deficiency

i.                      Withdrawal pursuant to 4.11(f)—Spread Account Surplus Amount

j.                      Ending Available Spread Account Amount

XVI.                      Series Early Amortization Events

a.                   The Free Equity Amount is less than the Minimum Free Equity Amount Free Equity:

i.                  Free Equity Amount

ii.               Minimum Free Equity Amount

iii.            Excess Free Equity Amount

b.                  The Note Trust Principal Balance is less than the Required Principal Balance Note Trust Principal Balance:

i.                  Note Trust Principal Balance

ii.               Required Principal Balance

iii.            Excess Principal Balance

c.                   The three-month Average Portfolio Yield is less than three-month average Base Rate Portfolio Yield:

i.                  Three month Average Portfolio Yield

ii.               Three month Average Base Rate

iii.            Three Month Average Excess Spread

d.                  The Note Principal Balance is outstanding beyond the Expected Principal Payment Date

i.                  Expected Principal Payment Date

ii.               Current Payment Date

e.               Are there any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments?

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f.                 Are there any material breaches or pool of assets representations and warranties or covenants?

g.              Are there any material changes in criteria used to originate, acquire, or select new pool assets?

h.              Has an early amortization event occurred?

IN WITNESS WHEREOF, the undersigned has duly executed this Monthly Noteholder’s Statement as of the [•] day of [•] 20[•].

GENERAL ELECTRIC CAPITAL CORPORATION, as Servicer

By:
Name:
Title:

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GE Capital Credit Card Master Note Trust

Issuing Entity

RFS Holding, L.L.C.
Depositor

GE Money Bank
Sponsor

Series 2009-3 Asset Backed Notes

Prospectus Supplement

Underwriter of the Class A notes

BofA Merrill Lynch

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

        We are not offering the notes in any state where the offer is not permitted.

        We do not claim the accuracy of the information in this prospectus supplement and the accompanying prospectus as of any date other than the dates stated on their respective covers.

        Dealers will deliver a prospectus supplement and prospectus when acting as underwriter of the notes and with respect to their unsold allotments or subscriptions. In addition, until the date which is 90 days after the date of this prospectus supplement, all dealers selling the notes will deliver a prospectus supplement and prospectus. Such delivery obligation may be satisfied by filing the prospectus supplement and prospectus with the Securities and Exchange Commission.